EXHIBIT 99.3

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF NEW YORK
------------------------------------------------------
In  re  Agway, Inc.,

                           Debtor.
------------------------------------------------------ CHAPTER 11
In re Agway General Agency, Inc.,                      CASE NO. 02-65872 THROUGH
                                                       CASE NO. 02-65877
---------                  Debtor.
------------------------------------------------------
In re Brubaker Agronomic Consulting Service LLC,       JOINTLY ADMINISTERED

                           Debtor.
------------------------------------------------------
In re Country Best Adams, LLC,

                           Debtor.
------------------------------------------------------
In re Country Best-DeBerry LLC,

                           Debtor.
------------------------------------------------------
In re Feed Commodities International LLC,

                           Debtor.
------------------------------------------------------

              DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE
                  BANKRUPTCY CODE FOR JOINT PLAN OF LIQUIDATION
                  ---------------------------------------------

WEIL, GOTSHAL & MANGES LLP                    MENTER, RUDIN & TRIVELPIECE, P.C.
767 Fifth Avenue                              500 South Salina Street, Suite 500
New York, New York  10153                     Syracuse, New York  13202
(212) 310-8000                                (315) 474-7541


Co-Attorneys for Debtors                      Co-Attorneys for Debtors
   and Debtors in Possession                     and Debtors in Possession

Dated:            Syracuse, New York
                  January 16, 2004

TABLE OF CONTENTS

I.       INTRODUCTION...............................................................................    1

         A.       Holders of Claims and Equity Interests Entitled to Vote...........................    3

         B.       Voting Procedures.................................................................    4

         C.       Confirmation Hearing..............................................................    5

II.      OVERVIEW OF THE PLAN.......................................................................    6

III.     SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER
          THE PLAN..................................................................................    8

IV.      GENERAL INFORMATION.......................................................................    11

         A.       Overview of Chapter 11...........................................................    11

         B.       Description of the Debtors' Businesses...........................................    11

                  1.       Agway Energy............................................................    12

                  2.       Agway Feed and Nutrition................................................    13

                  3.       Country Products Group..................................................    13

                  4.       Telmark.................................................................    13

         C.       Prepetition Credit Structure.....................................................    14

                  1.       Prepetition Credit Facility.............................................    14

                  2.       Subordinated Debt Securities............................................    14

                  3.       Preferred Stock.........................................................    14

                  4.       Membership Common Stock.................................................    15

                  5.       Lease Obligations.......................................................    15

V.       EVENTS PRIOR TO THE COMMENCEMENT OF THE CHAPTER 11 CASES..................................    15

         A.       Historic Leverage................................................................    15

         B.       Credit Facility Violations.......................................................    16

         C.       Unexpected Restructuring Event and Uncertainty About Future Liquidity............    16

         D.       Suspension of Voluntary Practice of Repurchasing Eligible Securities.............    16

         E.       Inability to Meet Subordinated Debt Maturity.....................................    17

         F.       Surety Bond Provider Cancellation Notices........................................    17

VI.      SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES............................................    17

         A.       Filing and First Day Orders......................................................    17

         B.       Appointment of the Committee.....................................................    18

         C.       Appointment of a Retiree Committee...............................................    19

         D.       Retention Of Financial Advisors and Legal Counsel................................    20

         E.       DIP Credit Agreement.............................................................    20


         F.       Sale of Certain Business Units...................................................    21

                  1.       Agronomy and Seedway....................................................    21

                  2.       Telmark.................................................................    21

                  3.       FCI.....................................................................    22

                  4.       Agway Energy............................................................    22

                  5.       Country Best Produce Division and Country Best Adams LLC................    23

         G.       Miscellaneous Real Property Sales................................................    24

                  1.       Easton Heifer Facility..................................................    24

                  2.       Elba Heifer Facility....................................................    24

                  3.       Newburg Heifer Facility.................................................    24

                  4.       Guilderland.............................................................    24

                  5.       Other Miscellaneous Real Property.......................................    24

         H.       Employee Compensation Motion.....................................................    25

         I.       Claims Process and Bar Dates.....................................................    25

                  1.       Schedules and Statements................................................    25

                  2.       Bar Date................................................................    26

VII.     OTHER ISSUES WHICH MAY AFFECT DISTRIBUTIONS UNDER THE PLAN................................    27

         A.       Treatment of Claims Arising Under and Related to Agway's Employee
                      and Retiree Benefits Program.................................................    27

                  1.       Agway Pension Plan......................................................    27

                  2.       BEP Accounts............................................................    28

                  3.       Social Security Supplement..............................................    30

                  4.       Retiree Pre-65 Surviving Spouse Medical Reimbursement...................    30

                  5.       Retiree Life Insurance..................................................    31

                  6.       Death Benefit...........................................................    32

                  7.       Post 65 Retiree Medical Program.........................................    32

                  8.       Additional Retirement Benefit (ARB).....................................    34

         B.       Insurance Issues.................................................................    34

                  1.       Treatment of Tort Claims Under The Plan.................................    35

                  2.       Recent Events...........................................................    38

                  3.       Replacing Letters of Credit.............................................    38

                  4.       The Channeling Injunction...............................................    39

         C.       Environmental Liabilities........................................................    39

         D.       Pew Litigation...................................................................    40

         E.       Thrift Plan Litigation...........................................................    40

         F.       Committee Litigation.............................................................    41

         G.       Department of Labor..............................................................    41

VIII.    THE PLAN OF LIQUIDATION...................................................................    42

         A.       Description of the Classes and Summary of Treatment..............................    42

                  1.       Administrative Claims...................................................    42

                  2.       Fees and Expenses of Professionals......................................    43

                  3.       Priority Tax Claims.....................................................    43

                  4.       Descriptions of the Classes of Each Debtor..............................    43

         B.       Means for Implementation and Execution of the Plan - the Liquidating Trust.......    49

         C.       Distributions....................................................................    54

                  1.       Method of Distribution Under the Plan...................................    54

                  2.       Timing of Distribution Under the Plan...................................    55

         D.       Procedures for Treating Disputed Claims Under the Plan of Liquidation............    56

                  1.       Disputed Claims.........................................................    56

         E.       Treatment of Executory Contracts and Unexpired Leases............................    58

                  1.       Contracts and Leases Not Expressly Assumed are Rejected.................    58

                  2.       Cure of Defaults........................................................    58

                  3.       Rejection Claims........................................................    59

         F.       Effect of Confirmation...........................................................    59

                  1.       Claims Preclusions and Termination of Equity Interests..................    59

                  2.       Exculpation.............................................................    59

         G.       Releases.........................................................................    59

         H.       Preservation of Avoidance Actions................................................    60

         I.       Conditions Precedent to Effectiveness of the Plan................................    60

         J.       Miscellaneous Provisions.........................................................    60

IX.      CERTAIN FACTORS TO BE CONSIDERED..........................................................    61

         A.       Certain Bankruptcy Considerations................................................    61

X.       CONFIRMATION OF THE PLAN OF LIQUIDATION...................................................    61

         A.       Confirmation Hearing.............................................................    61

         B.       Requirements for Confirmation of the Plan........................................    62

                  1.       Unfair Discrimination and Fair and Equitable Tests......................    62

                  2.       Feasibility.............................................................    63

                  3.       Best Interests Test.....................................................    63

XI.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THIS PLAN OF LIQUIDATION.................    64

         A.       Liquidation Under Chapter 7......................................................    64

         B.       Alternative Plan of Liquidation..................................................    65

         C.       Certain Risk Factors.............................................................    65

XII.     EXISTENCE, DISSOLUTION, AND MANAGEMENT OF THE DEBTORS.....................................    65

XIII.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION........................    67

         A.       Introduction.....................................................................    67

         B.       Consequences to the Debtors......................................................    68

                  1.       Termination of the Pension Plan.........................................    68

                  2.       Transfer of Assets to the Liquidating Trusts............................    68

                  3.       Cancellation of Debt....................................................    68

         C.       Consequences to Holders of Certain Claims........................................    69

                  1.       Gain or Loss - Generally................................................    69

                  2.       Distributions in Discharge of Accrued But Unpaid Interest...............    70

                  3. Tax  Treatment  of the  Liquidating  Trust and  Holders  of
                     Beneficial Interests..........................................................    71

                  4.       Information Reporting and Withholding...................................    73

XIV.     CONCLUSION................................................................................    74

                                       I.

                                  INTRODUCTION

                  Agway, Inc., Agway General Agency, Inc., Brubaker Agronomic Consulting Service LLC, Country Best Adams, LLC, Country Best-DeBerry LLC and Feed Commodities International LLC (collectively, the "Debtors") [and the official committee of unsecured creditors (the "Committee and, together with the Debtors, the "Plan Proponents")] in these jointly administered chapter 11 cases, submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances of the Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code, dated January 16, 2004, as the same may be amended (the "Plan"), filed by the Plan Proponents with the United States Bankruptcy Court for the Northern District of New York (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for [
                                                                      ----------
  , 2004],  commencing  at   :    .m.  Eastern Time.  Unless  otherwise  defined
--                         -- -- -
herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  The Debtors' Chapter 11 Cases have been consolidated for procedural purposes and are being jointly administered pursuant to an order of the Bankruptcy Court. This Plan contemplates two distinct chapter 11 plans. One plan contemplates the substantive consolidation of the bankruptcy estates of Agway, Inc., Agway General Agency, Brubaker, Country Best Adams, Country Best De-Berry Chapter 11 Cases into one chapter 11 case solely for the purposes of distribution and voting under this Plan. The other chapter 11 plan set forth below is for Feed Commodities International LLC. For all other purposes, the Debtors will continue to maintain their separate corporate existence, except as otherwise expressly provided for in this Plan. In addition any obligation of any consolidated Debtor and all guarantees thereof executed by one or more of the consolidated Debtors will be deemed to be one obligation of the deemed substantively consolidated Debtors; any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the deemed consolidated Debtors and each and every Claim filed in the individual Chapter 11 Cases of any of Agway, Inc., Agway General Agency, Brubaker, Country Best Adams, Country Best De-Berry will be deemed filed against the deemed consolidated estates of Agway, Inc., Agway General Agency, Brubaker, Country Best Adams, Country Best De-Berry.

                  The purpose of the Disclosure Statement is to provide sufficient information to enable creditors of the Debtors who are entitled to vote to make an informed decision as to whether to accept or reject the Plan. The Disclosure Statement describes:

                o        overview of the Plan (Section II)

                o summary of classification and treatment of Claims and Equity Interests under the Plan (Section III)

                o        the businesses of the Debtors (Section IV)

                o events leading to the commencement of the chapter 11 cases (Section V)

                o significant events that have occurred in the Debtors' chapter 11 cases (Section VI)

                o other issues which may affect distributions under the Plan (Section VII)

                o        the Plan (Section VIII)

                o certain factors creditors should consider before voting (Section IX)

                o        the procedure for confirming the Plan (Section X)

                o alternatives to confirmation and consummation of the Plan (Section XI)

                o existence, dissolution, and management of the Debtors (Section XII)

                o        and certain federal tax issues (Section XIII).

                  Attached as Exhibits to this Disclosure Statement are copies of the following documents:

                o        The Plan (Exhibit A); and

                o        The Debtors' Liquidation Analysis (Exhibit B).

                  Please note that if there is any inconsistency between the Plan and the descriptions in this Disclosure Statement, the terms of the Plan will govern.

                  In addition, a ballot for the acceptance or rejection of the Plan ("Ballot") is enclosed with the Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan, as explained below.

                  On  [           ],  2004,  after  notice  and a  hearing,  the
                       -------  --
Bankruptcy Court entered the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  The Disclosure Statement Order sets forth in detail the deadlines, procedures, and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order, and the instructions accompanying the

Ballot in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or interests in classes of claims or interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject a proposed plan. Classes of claims or interests in which the holders of claims or interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of such claims or equity interests will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section VIII of the Disclosure Statement.

                  The Classes below are impaired under the Plan.

                  AGWAY PLAN:    Agway Class 4C (General Unsecured Claims)
                                 Agway Class 5A (Retiree Claims)
                                 Agway Class 5B (Post 65 Retiree Medical Claims)
                                 Agway Class 6 (Section 510(b) Claims)
                                 Agway Class 7 (Equity Interests)

                  FCI PLAN:      FCI Class 3C (General Unsecured Claims)1
                                 FCI Class 4 (Equity Interests)

                  Agway Class 6 (Section 510(b) Claims), Agway Class 7 (Equity Claims) and FCI Class 4 (Equity Interests)2 will not receive any distributions under the Plan and, as a result, are conclusively presumed to have rejected the Plan. The holders of other impaired Allowed Claims identified above (the "Voting Classes") are entitled to vote to accept or reject the Plan and will receive distributions under the Plan (to the extent that there is Available Cash).

                  The following Classes of the Plan are unimpaired. As a result, holders of Claims in those Classes are conclusively presumed to have accepted the Plan:

-----------------------
1. It is possible that FCI Class 3C will be unimpaired by the Plan, in which case holders of FCI Class 3C Claims will be deemed to have voted in favor of the Plan. Agway, Inc. is the holder of 100% of FCI Class 4 (Equity Interests). Should holders of FCI Class 3C Claims be unimpaired, any recovery otherwise distributable to FCI Class 4 (Equity Interests) will be distributed to the Liquidating Trust.

2. It is possible that FCI Class 4 (Equity Interests) will receive a distribution under the Plan. See footnote 1 above.

                  AGWAY PLAN:    Agway Class 1 (Secured Claims)
                                 Agway Class 2 (Priority Non-Tax Claims)
                                 Agway Class 3 (Postpetition Pension Eligible
                                                BEP Claims)
                                 Agway Class 4A (Convenience Claims)
                                 Agway Class 4B (Workers' Compensation Claims)


                  FCI PLAN:      FCI Class 1 (Secured Claims)
                                 FCI Class 2 (Priority Non-Tax Claims)
                                 FCI Class 3A (Convenience Claims)
                                 FCI Class 3B (Workers' Compensation Claims)

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims whose holders cast ballots for acceptance or rejection of the plan. Thus, acceptance of the Plan by the Voting Classes will occur only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims in each Voting Class that actually cast their Ballots vote in favor of acceptance. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. For a more detailed description of the requirements for confirmation of the Plan, see Section X of the Disclosure Statement.

                  If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code, or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section X.B of the Disclosure Statement.

                  In the event that a Class of Claims entitled to vote does not vote to accept the Plan, the Debtors' determination whether to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code will be announced prior to or at the Confirmation Hearing.

B.       VOTING PROCEDURES

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to the respective location specified in the instructions accompanying each Ballot.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE FORWARDED IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS IN SUFFICIENT TIME FOR IT TO BE RECEIVED BY THE DEBTORS' TABULATION AGENT NO
LATER THAN 4:00 P.M., EASTERN TIME, ON [            ], 2004. ANY EXECUTED BALLOT
                                        --------- --
RECEIVED  WHICH DOES NOT INDICATE  EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN

SHALL BE COUNTED AS AN ACCEPTANCE. THE DEBTORS' COUNTING OF A BALLOT AS AN ACCEPTANCE DOES NOT PRECLUDE THE DEBTORS FROM LATER OBJECTING TO SUCH CLAIM.

                  Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed, or contingent and for which no proof of claim has been filed is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Order, the Bankruptcy Court set [DATE] as the record date (the "Record Date") for voting on the Plan. Accordingly, only holders of record as of the Record Date that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan, please contact Agway Ballot Tabulation at Donlin, Recano & Company, Inc. at (212) 481-1411.

C.       CONFIRMATION HEARING

                  Pursuant to section 1128 of the Bankruptcy Code, a hearing on confirmation of the Plan (the "Confirmation Hearing") will be held on [
                                                                         -------
  ], 2004, commencing at [  :    ].m. Eastern Time, before the Honorable Stephen
--                        -- -- -
D. Gerling, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of New York, 10 Broad Street, Utica, New York. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or
before  [           ], 2004 at  :00  .m.,  Eastern Time, in the manner described
         -------- --           -    -
below in Section X.A of the Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH, REVIEWED, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION AND THE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE

CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

                THE PLAN PROPONENTS BELIEVE THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CHAPTER 11 ESTATES, AND THEIR CREDITORS.

                THE DEBTORS [AND THE COMMITTEE] URGE CREDITORS TO VOTE TO ACCEPT THE PLAN.
                THE OFFICIAL COMMITTEE OF HOLDERS OF RETIREE BENEFIT CLAIMS ENDORSES THE PLAN AND URGES CREDITORS TO VOTE TO ACCEPT THE PLAN.

                                      II.

                              OVERVIEW OF THE PLAN

                  The following is a brief overview of the Plan. This overview is qualified in its entirety by reference to provisions of the Plan, a copy of which is attached hereto as Exhibit A. For a more detailed description of the terms and provisions of the Plan, see Section VIII of this Disclosure Statement.

                  The Plan provides for an orderly wind down of the Debtors' respective business operations and liquidation of the Debtors' assets, with distributions of the net proceeds of such liquidation to the Debtors' respective creditors. Specifically, the Plan contemplates two distinct chapter 11 plans; one chapter 11 plan contemplates the substantive consolidation of the bankruptcy estates of Agway, Inc., Agway General Agency, Inc., Brubaker Agronomic Consulting Service LLC, Country Best Adams, LLC, and Country-Best DeBerry LLC (collectively, "Agway") into one chapter 11 estate for the purposes of voting and distributions under the Plan, and another chapter 11 plan for Feed Commodities International LLC ("FCI"). The pro rata distribution to be made to the creditors of FCI is substantially higher than the pro rata distribution to be made to creditors of Agway; therefore, the estate of FCI will not be substantively consolidated with the estates of Agway. On and after the Confirmation Date, the Debtors may, without further order of the Bankruptcy Court, sell, assign, transfer, abandon, or otherwise dispose of at a public or private sale any assets of the Debtors for the purpose of liquidating and converting such assets to cash, making distributions and fully consummating the Plan.

                  Prior to and continuing after the Petition Date, the Debtors were actively marketing and selling certain of their assets and businesses. Specifically, in March 2002, Agway, Inc. disclosed its intentions to divest itself of four business operations: Telmark, LLC, and its subsidiaries, Telmark Lease Funding II, LLC, Telmark Lease Funding III, LLC, and Telease Financial Services, Ltd. (collectively, "Telmark"), which constituted the Leasing segment

(substantially all of the assets of Telmark were sold in February 2003), Agway Insurance (the principal operation within the former Insurance Group) which was sold effective August 28, 2002, Agway, Inc.'s Agronomy Division (a full service supplier of crop inputs including fertilizer, crop protectants, farm seed, and custom application services) (the "Agronomy Business"), and Agway, Inc.'s Seedway Division (which involved the marketing of vegetable, farm and turf seed) (the "Seedway Business"). The Agronomy Business and Seedway Business were sold effective December 3, 2002. In addition, in June 2002, Agway, Inc.'s Board of Directors authorized management to pursue the sale of Agway, Inc.'s Sunflower division, which was sold effective September 16, 2002. Subsequent to these sales, the Debtors' significant remaining assets were comprised of: (i) Agway, Inc.'s Country Products Group, comprised principally of CPG Technologies, CPG Nutrients and Agway Inc.'s Country Best Produce Group ("CBP"), which included Agway Inc.'s 100% interest in Country Best Adams, LLC ("CBA"), (ii) Agway, Inc.'s Feed Business, comprised of FCI, the Feed and Nutrition Division and the Heifer Farm and (iii) Agway Energy (comprised of Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services - PA, Inc., each of which is a wholly owned non-debtor subsidiary of Agway, Inc.). In September, 2003, the Boards of Directors of Agway, Inc. and FCI authorized management to enter into an asset purchase agreement for the sale of substantially all of the assets of FCI. The sale of FCI closed on November 19, 2003. In November, 2003, Agway, Inc.'s Board of Directors authorized management to enter into asset purchase agreements for the sale of substantially all of the assets of CBA and CBP and substantially all of the assets of Agway Energy. The sale of Agway Energy closed on December 23, 2003 and the sale of CBA and CBP divisions closed on December 22, 2003. During these Chapter 11 Cases, Agway has also sold miscellaneous real property and surplus assets, as described more fully in Section VI of this Disclosure Statement. The Debtors are continuing their marketing and sale efforts with respect to their remaining businesses and assets, including Agway's Feed and Nutrition Division.

                  AGWAY PLAN
                  ----------

                  On the Effective Date, or as soon thereafter as is reasonably practicable, the Disbursing Agent will make distributions to creditors in Agway Class 4C with Allowed Prepetition Unsecured Claims their Ratable Proportion of the Available Cash in Agway's possession, as provided in the Plan. On or before the Effective Date, Agway, Inc. will establish a Liquidating Trust into which Agway will transfer on the Effective Date all of its right, title and interest in (i) any claims or causes of actions belonging to Agway whether or not disclosed prior to the Confirmation Date, (ii) any assets belonging to Agway and not distributed pursuant to the Plan on the Effective Date (except for the Available Cash (which the Disbursing Agent will distribute to Agway's creditors), Agway's Pension Plan and Thrift Plan, which will be wound up and terminated by Agway prior to its deemed dissolution under the Plan, and any operating assets of active businesses), and (iii) an amount of Cash necessary to fund the administration of the Liquidating Trust. To the extent not previously disposed of, Agway Inc.'s membership interest in each of Agway Energy Products LLC, Telmark, and FCI will be transferred to the Liquidating Trust. These transfers to the Liquidating Trust are for the benefit of holders of Allowed General Unsecured Claims in Agway Class 4C, whether Allowed on or after the Effective Date. The Liquidating Trustee, in its reasonable judgment, will, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Liquidating Trust and make timely distributions to the applicable creditors with Allowed General Unsecured Claims in Agway Class 4C.

                  FCI PLAN
                  --------

                  On the Effective Date, or as soon thereafter as is reasonable practicable, the Disbursing Agent will make distributions of the Available Cash attributable to FCI, as provided in the Plan.

                                      III.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                     OF CLAIMS AND INTERESTS UNDER THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. The summary also identifies which Classes are entitled to vote on the Plan based on the rules set forth in the Bankruptcy Code and estimates recovery for each Class. The summary set forth herein is qualified in its entirety by reference to the full text of the Plan.

                  On the Effective Date, except to the extent that a holder of an Allowed Administrative Claim against Agway or FCI agrees to a different treatment, each holder of an Allowed Administrative Claim shall receive Cash in an amount equal to such Claim; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by Agway or FCI in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

                  All DIP Obligations shall be deemed Allowed Administrative Claims and paid in full in Cash on the Effective Date in accordance with the Plan or in accordance with the DIP Credit Agreement. See Section VIII.A.1 below.

                  On the Effective Date, pursuant to section 1129(a)(9) of the Bankruptcy Code, unless otherwise agreed to by the holder of an Allowed Priority Tax Claim and the Liquidating Trustee, each holder of an Allowed Priority Tax Claim shall be paid in full, in Cash, in an amount equal to such Allowed Priority Tax Claim.

                  The Plan provides a pro rata distribution of cash to certain creditors. The following chart reflects estimated recoveries to the Classes under the Plan.

AGWAY PLAN
----------

----------------  -----------------------  -----------------------------------------  ------------  ------------------
     AGWAY            DESCRIPTION                       TREATMENT                      ENTITLED       ESTIMATED
     CLASS                                                                             TO VOTE        RECOVERY
----------------  -----------------------  -----------------------------------------  ------------  ------------------
       1           Secured Claims          Payment in full of the Allowed amount          No             100%
                                           of such Claim and/or delivery of the
                                           Collateral securing such claim
----------------  -----------------------  -----------------------------------------  ------------  ------------------
       2           Priority Non-Tax        Payment in full of the Allowed amount          No             100%
                   Claims                  of such claim.
----------------  -----------------------  -----------------------------------------  ------------  ------------------

                                       8

----------------  -----------------------  -----------------------------------------  ------------  ------------------
       3           Postpetition Pension    On the Pension Plan Distribution Date,         No             100%
                   Eligible BEP Claims     or as soon thereafter as is
                                           practicable,  each holder of an Allowed
                                           Postpetition Pension Eligible BEP Claim
                                           shall receive either a lump sum payment
                                           or  lifetime  annuity  based on 100% of
                                           its  Postpetition  Pension Eligible BEP
                                           Claim payable from the Pension Plan.
----------------  -----------------------  -----------------------------------------  ------------  ------------------
      4A           Convenience Claims      Payment in full of the Allowed amount          No             100%
                                           of such Claim
----------------  -----------------------  -----------------------------------------  ------------  ------------------
      4B           Workers' Compensation   Payment in full of the Allowed amount          No             100%
                   Claims                  of such Claim by the applicable
                                           Workers' Compensation Insurance Company.
----------------  -----------------------  -----------------------------------------  ------------  ------------------
      4C           General Unsecured       Payment to the holder of its Ratable           Yes         54% to 66%
                   Claims                  Proportion (i) on the Effective Date,
                                           of  Available  Cash and (ii)  after the
                                           Effective   Date,   of  Cash  from  the
                                           Liquidating Trust, if any.
----------------  -----------------------  -----------------------------------------  ------------  ------------------
      5A           Retiree Claims          On the Pension Plan Distribution Date,         Yes            62.5%
                                           or as soon thereafter as is
                                           practicable, the holder of an Allowed
                                           Retiree Claim shall receive either a
                                           lump sum payment or lifetime annuity
                                           based on 62.5% of its Allowed Retiree
                                           Claim payable from the Pension Plan.
----------------  -----------------------  -----------------------------------------  ------------  ------------------
      5B           Post 65 Retiree         Payment to the holder of its Ratable           Yes         See Section
                   Medical Claims          Proportion on the Pension Plan                            VII.A.7 of this
                                           Distribution Date, or as soon                             Disclosure
                                           thereafter as is practicable, of either                   Statement.
                                           a lump sum payment or lifetime annuity
                                           equal to $4.1 million, payable from the
                                           Pension Plan.  Holders who have opted
                                           out of the Post 65 Retiree Medical
                                           benefit program will receive either a
                                           lump sum payment or lifetime annuity
                                           equal to their Ratable Proportion of
                                           $1.9 million, payable from the Pension
                                           Plan.
----------------  -----------------------  -----------------------------------------  ------------  ------------------

                                       9

----------------  -----------------------  -----------------------------------------  ------------  ------------------
       6           Section 510(b) Claims   No distribution                                No               0
----------------  -----------------------  -----------------------------------------  ------------  ------------------
       7           Equity Interests        No distribution                                No               0
----------------  -----------------------  -----------------------------------------  ------------  ------------------

FCI PLAN
--------

-------------  --------------------------  -----------------------------------------  ------------  ------------------
 CLASS FCI           DESCRIPTION                        TREATMENT                       ENTITLED       ESTIMATED
                                                                                        TO VOTE        RECOVERY
-------------  --------------------------  -----------------------------------------  ------------  ------------------
     1         Secured Claims              Payment in full of the Allowed amount          No             100%
                                           of such Claim and/or delivery of the
                                           Collateral securing such claim
-------------  --------------------------  -----------------------------------------  ------------  ------------------
     2         Priority Non-Tax Claims     Payment in full of the allowed amount          No              100%
                                           of such claim.
-------------  --------------------------  -----------------------------------------  ------------  ------------------
     3A        Convenience Claims          Payment in full of the allowed amount          No              100%
                                           of such Claim
-------------  --------------------------  -----------------------------------------  ------------  ------------------
     3B        Workers' Compensation       Payment in full of the allowed amount          No              100%
               Claims                      of such Claim
-------------  --------------------------  -----------------------------------------  ------------  ------------------
     3C        General Unsecured Claims    Payment to the holder of its Ratable           Yes          95% to 100%
                                           Proportion of Available Cash.
-------------  --------------------------  -----------------------------------------  ------------  ------------------
     4         Equity Interests (held      No distribution (but see footnote 1 in         No         See footnote 1
               by Agway, Inc.)             Section I.A. of this Disclosure                           in Section I.A.
                                           Statement).
                                                                                                     of
                                                                                                     this
                                                                                                     Disclosure
                                                                                                     Statement.
-------------  --------------------------  ----------------------------------------- ------------ ------------------

                  The holder of a Claim entitled to choose between a lump sum payment and a lifetime annuity will have the option to choose in accordance with applicable law and the options available under the Pension Plan.

                  In the event that any holder of a Claim that has the option to choose between an annuity or a lump sum payment determines to choose an annuity, the actuarial value of such annuity will be equal to the lump sum payment. In the event the participant fails to make an election, the Pension Plan generally requires the plan to provide the benefit as a lifetime annuity.

                                      IV.

                               GENERAL INFORMATION

A.       OVERVIEW OF CHAPTER 11

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

                  After a plan of reorganization or liquidation has been filed, certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. The Plan Proponents are submitting this Disclosure Statement or notice of this Disclosure Statement to holders of Claims against and Equity Interests in Agway and FCI to satisfy the requirements of section 1125 of the Bankruptcy Code pursuant to that provision. Confirmation of a plan of reorganization or liquidation by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor.

B.       DESCRIPTION OF THE DEBTORS' BUSINESSES

                  Agway,   Inc.  is  an   agricultural   cooperative   owned  by
approximately 69,000 farmer-members. Headquartered in DeWitt, New York, Agway, Inc. was incorporated under the Delaware General Corporation Law in 1964 and formed through the merger of three Northeast agricultural cooperatives dating to the 1920s. As of the Petition Date, Agway, Inc. was engaged in several business activities directly and through various subsidiaries. The operations were managed through three principal business groups: Agway Energy, Animal Feed and Nutrition, and the Country Products Group. Each of such business has been sold, as described in section VI.F. below. A brief description of those operations follows. Additional detail on Agway's operations and financial condition can be found in its Form 10-K for the fiscal year ended June 30, 2002, filed on September 30, 2002, and its Form 10-Q for the first, second and third quarters of 2003, filed on November 14, 2002, February 18, 2003 and May 20, 2003, respectively, with the Securities and Exchange Commission and on 8K filings made from October 1, 2002 through December 23, 2003 discussing various matters and events that relate to the bankruptcy proceeding and Agway, Inc. financial condition, including the filing with the Bankruptcy Court and the Securities and Exchange Commission of financial statements for the year ended June 30, 2003, with a restatement of financial statements for the years ended June 30, 2001 and June 30, 2002. These documents and other public filings of the Company may be accessed through the Company's website www.agway.com or obtained from the
                                           -------------
Securities   and  Exchange   Commission,   including  at  their  EDGAR   website
www.sec.gov.
-----------

                  As of the Petition Date, Agway, Inc.'s debtor subsidiaries were involved in the following activities3:

                o Agway General Agency, Inc. ("Agency") is 100% owned by Agway. On December 1, 2002, Agency transferred to Dairylea Cooperative the Agway Inc. Group Trust, an entity that sells life insurance and health insurance to farmers on a group basis and places the insurance with third-party insurance companies. Agency is an inactive operation and will remain so after the Effective Date.

                o Brubaker Agronomic Consulting Service LLC ("Brubaker") is 100% owned by Agway, Inc.. Brubaker formerly provided environmental and agronomic consulting services to farm and other customers. It currently is an inactive operation, but still has a lease agreement for office space with related expenses, as well as a long-term employment contract and non-compete agreement with a consultant.

                o Country Best Adams, LLC ("CBA") is 100% owned by Agway, Inc. CBA, formerly an integrated and integral part of Agway, Inc.'s produce repacking and marketing business in Agway Inc.'s CPG Group, was sold as described in Section VI.F.5 below. The sale closed on December 22, 2003.

                o Country Best DeBerry LLC ("CB DeBerry") is 100% owned by Agway, Inc. CB DeBerry is currently an inactive operation. Formerly, CB DeBerry was an active part of the produce repacking and marketing business of Agway, Inc.'s CPG segment. CB DeBerry was closed in July 2001. The majority of its assets were liquidated and its known liabilities were settled.

                o Feed Commodities International LLC ("FCI") is 100% owned by Agway, Inc. On October 30, 2003, the Court approved the sale of FCI to Bourdeaus' and Bushey, Inc. The sale closed on November 19, 2003.

        1.        AGWAY ENERGY

                  Agway Energy Products LLC ("AEP"), a Delaware limited liability company and a wholly owned non-debtor subsidiary of Agway, Inc., was not included in the Chapter 11 Cases. AEP was an industry leader full-service energy solutions provider to nearly 500,000 residential, farm, and commercial customers principally located in New York, Pennsylvania, New Jersey, and Vermont. AEP was engaged in the sale and delivery of fuel oil, kerosene, propane, gasoline and diesel fuel (both delivered direct to users and distributed through AEP's service stations), as well as the marketing of natural gas and electricity through Agway Energy Services, Inc. ("AES") and Agway Energy Services-PA, Inc. ("AES-PA"), wholly owned non-debtor subsidiaries of Agway, Inc. in certain deregulated markets. The assets of AEP were sold to Suburban Propane LP on December 23, 2003. (See Section VI.F.4 below).


---------------------------------
3 Section VI.F of the Disclosure Statement describes the Debtors' asset sales in their Chapter 11 Cases.

        2.        AGWAY FEED AND NUTRITION

                  Agway, Inc. was the number one supplier of animal feed products in the Northeast region of the United States, and a long-time leader in technical expertise and product innovation. The Northeast region is a large dairy market that includes the number three and four states nationally in milk production - New York and Pennsylvania, respectively. Agway, Inc.'s Animal Feed and Nutrition business ("Feed") primarily serves (i) dairy producers in New York and Pennsylvania and (ii) Agway dealers, and also includes the Heifer Farm.

                 Agway, Inc. owns and operates 11 feed mills located in New York and Pennsylvania. These operations manufacture livestock and poultry feeds under Agway, Inc. formulae. Products are sold primarily through an Agway, Inc. sales force, which actively calls on farmer-customers and responds to customer inquiries. In addition, Agway, Inc. is a fifty percent owner of the feed manufacturer, Cooperative Milling, Inc., a non-debtor joint venture between Agway, Inc. and Southern States Cooperative, Inc.

                  Agway Feed and Nutrition has approximately 500 full-time employees. This business has not been sold (except for the Easton Heifer Facility, the Elba Heifer Facility and the Newburg Heifer Facility) but is being marketed for sale as of the date of this Disclosure Statement.

        3.        COUNTRY PRODUCTS GROUP

                  Agway, Inc.'s Country Products Group ("CPG") was engaged in the repacking and marketing of fresh produce and the development of new technologies to benefit agricultural and food businesses. CPG, through the Country Best Produce division of Agway, Inc. ("CBP") and Country Best Adams LLC ("CBA") was a leading provider of potatoes, onions and other fresh produce to large chain store customers in the eastern United States. CPG's businesses also included: CPG Nutrients, the developer and manufacturer of Optigen(R) 1200, a concentrated source of controlled release nitrogen for dairy cows, and CPG Technologies, the developer of FreshSeal(TM) food preservation products.

                  CBP operated fifteen facilities located in Florida, Georgia and New York and employs approximately 250 full-time workers. CPG Nutrients owned and operated a manufacturing plant in Pennsylvania and had approximately 20 full-time employees. CPG Technologies is headquartered in DeWitt, New York and had 5 full-time employees. The assets of CBP, including CBA, were sold to Del Monte Fresh Produce N.A., Inc. The sale closed on December 22, 2003. (See
Section VI.F.5 below).

        4.        TELMARK

                  Telmark was not included in the Chapter 11 Cases. Telmark was a specialized provider of direct finance leases of equipment, buildings, and vehicles to the agricultural and rural marketplace. By order dated February 27, 2003, the Court approved the sale of substantially all of Telmark's assets to Wells Fargo Financial Leasing, Inc. The sale closed on February 28, 2003.

C.       PREPETITION CREDIT STRUCTURE

                  The Debtors historically have raised capital through secured financing arrangements, the issuance of unsecured subordinated debt securities and the issuance of equity securities. The facilities and instruments underlying the prepetition capital structure are described below.

        1.        PREPETITION CREDIT FACILITY

                  Prior to the Petition  Date, the Debtors and Agway Energy were borrowers under a Prepetition Credit Facility (the "Prepetition Credit Facility") with a syndicated group of lenders for which GE Capital was syndication agent.

                  The Prepetition Credit Facility was a secured and senior debt program that consisted of a three-year asset-based revolving line of credit for up to $150 million, up to $35 million of which could be used for letters of credit, pursuant to the terms of a credit agreement dated March 28, 2001, as amended. The line of credit was collateralized by substantially all of the Debtors' assets, including Agway, Inc.'s limited liability company membership interest in Telmark. Certain covenants and conditions of the Prepetition Credit Facility restricted the use of funds and reduced the practical availability of financing under the agreement to the lesser of the "collateral borrowing base" or the $150 million upper limit of the line of credit. During the quarter ended September 30, 2002, the Debtors sold the Agway Insurance Company and the Sunflower division of its Country Products Group, which had the impact of reducing the line of credit commitment level to $125 million. Prior to the
Petition Date, on September 30, 2002, approximately $58.3 million was outstanding under the line of credit, including $28.1 million for letters of credit.

        2.        SUBORDINATED DEBT SECURITIES

                  Prior to March 6, 2002, Agway, Inc. issued debentures and money market certificates that are unsecured and are subordinated and junior in right of payment to the Debtors' senior debt. As discussed in Section V.A.3 below, on March 6, 2002, Agway, Inc. ceased actively raising capital through the sale of securities to the public. The terms of the Agway, Inc. subordinated debt provided for interest payable semiannually on January 1 and July 1 of each year. At September 30, 2002, Agway, Inc. had outstanding subordinated debt of approximately $423.5 million, consisting of approximately $420.0 million in subordinated money market certificates due between October 2002 and October 2017, bearing interest at a weighted average rate of 8.23% with a range of 5.50% to 9.75%, and approximately $3.5 million in subordinated debentures due July 2003, bearing interest at a weighted average rate of 7.92%, with a range of 7.50% to 8.00%.

        3.        PREFERRED STOCK

                  Agway, Inc. was authorized to issue 890,000 shares of $100 par value preferred stock and 80,000 shares of $25 par value honorary member (HM) preferred stock. The Series A preferred stock has a liquidation preference over all other series of preferred stock with respect to the payment of dividends and redemption in the event of dissolution or liquidation. All other series of preferred stock (Series B, B-1, C and HM) shall have equal priority in dissolution and liquidation. The Series HM preferred stock was issued only to former members of Agway, Inc. and no more than one share of such stock could be issued to any one person. The preferred stock has no pre-emptive or conversion rights. As of the Petition Date, there were outstanding: 106,272 shares of Series A; 204,011 shares of Series B; 1,113 shares of Series B-1; 8,609 shares of Series C; and 2,275 shares of Series HM. Of the Series B preferred stock, 174,420 shares are held in the Company Security Fund of the Thrift Plan.

        4.        MEMBERSHIP COMMON STOCK

                  Agway, Inc. was authorized to issue 300,000 shares of $25 par value membership common stock, which carries the exclusive voting rights of Agway, Inc. Each full share has one vote and was eligible for annual dividend payments. As of the Petition Date, there were outstanding approximately 97,000 shares of membership common stock, including approximately 28,500 shares previously called for redemption which have no right to vote or to receive any dividends.

        5.        LEASE OBLIGATIONS

                  Agway, Inc. and certain of its subsidiaries lease a variety of equipment, vehicles, building space and other property under capital and operating leases. As of the Petition Date, Agway, Inc. and its subsidiaries had outstanding capital leases of approximately $17.2 million due between 2002 and 2022 bearing interest rates with a range of 10.83% to 12.2%. The majority of these leases were with Telmark. Prior to the Petition Date, as of June 30, 2002, Agway, Inc. and its subsidiaries had future minimum payments under noncancelable operating leases of approximately $29.6 million for the years ending June 2003 through 2007 and approximately $4.1 million thereafter. These leases either have been, or will, be sold pursuant to the Debtors' various sales of its businesses that have been ongoing since before the Petition Date. Any leases that cannot be assigned to purchasers in connection with the Debtors' asset sales will be rejected by the Debtors, pursuant to section 365 of the Bankruptcy Code.

                                       V.

                     EVENTS PRIOR TO THE COMMENCEMENT OF THE
                                CHAPTER 11 CASES

                  A combination of historic and recent events, as described below, led to the determination by the Debtors that filing the Chapter 11 Cases would be the best and most realistic alternative for the Debtors to preserve maximum value for their creditors. Certain of Agway, Inc.'s wholly owned subsidiaries were not included in the Chapter 11 Cases, including AEP and Telmark.

A.       HISTORIC LEVERAGE

                  Agway, Inc.'s status as a farm cooperative gives it a distinctive ownership structure. Agway, Inc. has approximately 69,000 farmer members, each owning a share of common stock with a par value of $25.00. Because of its cooperative structure, and the limitations on who may become a member of Agway, Inc. through the purchase of a single share of common stock, Agway, Inc.'s ability to raise common equity had necessarily been severely limited, such that equity has been an insignificant component of its capital structure. Limited common equity, coupled with a decrease in its retained earnings, had resulted in a highly leveraged capital structure. Historically, Agway, Inc. operated with levels of fixed charge debt in the range of two to more than three times common equity.

B.       CREDIT FACILITY VIOLATIONS

                  In March 2001, Agway, Inc. entered into an asset-based credit facility with its senior lender group. Agway, Inc. had violated certain financial covenants contained in its previous credit agreement a number of times since its origination, principally due to insufficient earnings. Based on Agway, Inc.'s June 30, 2001 financial results, Agway, Inc. was in violation of certain financial covenants within its March 2001 credit agreement. Agway, Inc. also violated certain of the financial covenants within the credit agreement for the twelve months period ended December 31, 2001 and the twelve months period ended March 31, 2002. The credit agreement was amended each time in response to those violations and those violations were waived. While Agway, Inc. was in compliance with all covenants as of June 30, 2002, it did not meet the financial covenant requirements for the period ending September 30, 2002.

C.       UNEXPECTED RESTRUCTURING EVENT AND UNCERTAINTY ABOUT FUTURE LIQUIDITY

                  To address its high level of debt, the cost of its debt service, and its relatively low operating cash flow, Agway, Inc. implemented a number of restructuring initiatives. In fiscal year 2000, Agway, Inc. initiated a business plan that was designed to eliminate ongoing losses and generated significant cash from the sale of its former retail business. In fiscal year 2001, Agway, Inc. initiated a major realignment of its Agriculture businesses and generated significant cash from sales of facilities, equipment and inventory. On March 6, 2002, Agway, Inc. announced a major restructuring plan that included the sale of certain business operations, including: Telmark, Agway Insurance Company, the Agronomy Business, and the Seedway Business. Also on March 6, 2002, Agway, Inc. ceased actively raising capital through the sale of securities to the public pending a restatement of its financial statements to reflect discontinued operations accounting for business operations to be sold.

                  The sale of Telmark was a significant component of the March 2002 restructuring plan. Based on advice and exploration of market interest at the time the restructuring plan was announced, which was reinforced by subsequent negotiations of a contract for sale in April and May 2002, the Debtors expected to close the sale of Telmark by June 30, 2002. The net cash to be generated from the sale was the basis for renegotiating lines of credit and credit terms with Agway, Inc.'s senior lender group, reopening sales of Agway securities following the filing of restated financial information, restructuring collateral allocated to Agway, Inc.'s insurance programs, and commencing restructuring and paydown of the Agway, Inc. securities program. The negotiated sale of Telmark was subject to the approval of the Board of Directors of the prospective buyer, which ultimately declined to approve the proposed sale. This unexpected event, as announced on May 23, 2002, created considerable uncertainty with regard to Agway, Inc.'s future liquidity. Because of that unexpected uncertainty, active sales of Agway securities remained suspended, notwithstanding that Agway, Inc.'s restated financial information had been filed, and discussions were reopened with Agway, Inc.'s lenders and surety bond providers regarding their future relationships, taking these changed circumstances into account.

D.       SUSPENSION OF VOLUNTARY PRACTICE OF REPURCHASING ELIGIBLE SECURITIES

                  After further assessing its financial circumstances, effective June 14, 2002, Agway, Inc. suspended its historic voluntary practice of voluntarily repurchasing, at face value, eligible Agway, Inc. securities when presented for repurchase prior to maturity. As of that date, Agway, Inc. had outstanding approximately $459 million of Agway, Inc. preferred stock, subordinated debt, and other interest-bearing debt and was experiencing higher-than-normal redemption requests compared to prior periods. Under its

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

credit agreement, Agway, Inc. was required to have a minimum amount of those securities outstanding and continued repurchases were expected to cause Agway, Inc. to violate that covenant, which would constitute a default under the prepetition credit agreement.

E.       INABILITY TO MEET SUBORDINATED DEBT MATURITY

                  The Debtors faced a November 1, 2002 subordinated debt maturity of $33.1 million, which the Debtors anticipated not being able to pay.

F.       SURETY BOND PROVIDER CANCELLATION NOTICES

                  Agway, Inc.'s business insurance program is supported in part by financial guarantee surety bonds. In mid-2002, the issuer of such bonds indicated that, due to surety losses incurred by the industry in 2001, re-insurers had withdrawn support of financial guarantee bonds similar to those supporting Agway, Inc.'s insurance program. At that time, Agway, Inc.'s issuer indicated its desire that Agway, Inc. replace the financial guarantee surety bonds supporting its insurance program with other forms of collateral. In July 2002, the surety provider issued cancellation notices relative to $23.9 million of surety bonds supporting Agway, Inc.'s insurance programs. While this had no direct impact on Agway, Inc.'s insurance coverage, it gave Agway, Inc.'s insurance carriers the right to demand payment of all or a portion of the collateral amount provided by the bonds from the issuer of the bonds. Because of the cancellation notices issued, Agway, Inc.'s insurers had a right to make demand on Agway, Inc.'s surety provider for approximately $4.6 million starting late September 2002 and for $6.0 million starting late October 2003. Agway, Inc. disputed the right of the surety provider to cancel the remaining $13.3 million of surety coverage at that time, but acknowledged the surety's right to cancel coverage in the spring of 2003 at the scheduled renewal dates. If Agway, Inc.'s insurers had demanded payment as a result of these cancellation notices, and if Agway, Inc.'s surety provider had chosen to pay cash to the insurers rather than reissue bonds, Agway, Inc.'s surety would have had a right to demand, in turn, a cash payment from Agway, Inc., which Agway, Inc. was not in a position to meet.

                                      VI.

                 SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

                  On October 1, 2002, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as Debtors in Possession pursuant to section 1107 and 1108 of the Bankruptcy Code. The following is a brief description of the major events during the Chapter 11 Cases.

A.       FILING AND FIRST DAY ORDERS

                  On the Petition Date, the Debtors submitted to the Bankruptcy Court a number of "first day orders," along with supporting applications and affidavits. These first day orders included, among other things:

          o Case Administration Orders. (i) an order authorizing the joint administration of the Chapter 11 Cases, (ii) an order extending the time to file the Debtors' schedules and statements, (iii) an order establishing notice procedures, and (iv) an order authorizing the mailing of initial notices and all other mailings directly to parties in interest and the filing of a list of creditors without claim amounts in lieu of a matrix.

          o Payments on Account of Certain Prepetition Claims. These first day orders included: (i) an order authorizing the payment of prepetition wages, compensation and employee benefits, (ii) an order authorizing the payment of prepetition sales and use taxes,
               (iii) an order authorizing the payment of prepetition claims of common carriers, contract carriers and warehousemen, (iv) an order authorizing the payment of prepetition claims of critical trade vendors, (v) an order authorizing the payment of prepetition obligations to sales brokers, and (vi) an order authorizing the payment of prepetition claims under the Perishable Agricultural Commodities Act. As of November 30, 2003, the Debtors have made payments totaling approximately $11 million on account of these claims (approximately $5 million of which related to employee payroll).



          o Business Operations. These first day orders included: (i) an order authorizing the Debtors to continue customer service programs, (ii) an order authorizing the continuation of prepetition premium obligations under workers' compensation insurance and all other insurance policies, and bonds relating thereto, (iii) an order maintaining existing bank accounts and business forms, (iv) an order authorizing the maintenance of the Debtors' centralized cash management system, (v) an order providing adequate assurance of future payment to utility companies, and (vi) an order granting administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered in the prepetition period and allowing payment of such claims in the ordinary course of business.

          o Financing Matters. The first day orders also included an interim order authorizing the Debtors to use cash collateral pending a hearing on the Debtor's motion for approval of a post-petition financing facility.

B.       APPOINTMENT OF THE COMMITTEE

                  On October 11, 2002, in accordance with section 1102 of the Bankruptcy Code, the United States Trustee for the Northern District of New York appointed the Committee to represent in a fiduciary capacity the interests of the Debtors' unsecured creditors.

                  Since its formation, the Debtors have consulted and met regularly with the Committee concerning the administration of the Chapter 11 Cases, and have sought concurrence of the Committee for actions and transactions outside of the ordinary course of business. The Committee, together with its advisors, has participated actively, together with the Debtors' management and professionals, regarding the Debtors' business operations, operating performance and business plan.

                  The Committee currently consists of seven members. The members of the Committee are set forth below.

Committee Members:

   J.P.  Morgan  Chase,  as  Trustee       State  Street  Bank & Trust Company,
   Institutional Trust Services            as Independent Fiduciary for Agway,
   450 West 33rd Street                    Inc. Employees 401(k) Thrift
   New York,  New York  10001              Investment  Plan
                                           Two International Place
                                           Boston, Massachusetts  02110



   John B. Peters, Inc.                    Robert L. Keller
   10540 Carlisle Pike                     2050 Bauss Road
   Gardners, Pennsylvania  17324           East Greanville, Pennsylvania  18041


   Ronald D. Spiering                      William T. Schauer
   25802 Bridgetown Road                   242 Cranbury Station Road
   Goldsboro, Maryland  21636              Monroe Township, New Jersey  08831


   Richard C. Empert
   1 Woods End Road
   LaGrangeville, New York  12540


                  The Bankruptcy Court entered orders authorizing the Committee to retain the following professionals:

    Attorneys                                Financial Advisors
    ---------                                ------------------
    Pachulski, Stang, Ziehl, Young,          Ernst & Young Corporate Finance LLC
    Jones & Weintraub P.C.                   5 Times Square, 21st Floor
    780 Third Avenue, 36th Floor             New York, New York  10036
    New York, New York  10017

    Green & Seifter, PLLC
    One Lincoln Center, Suite 900
    110 West Fayette Street
    Syracuse, New York  13202


C.       APPOINTMENT OF A RETIREE COMMITTEE

                  On August 21, 2003, in accordance with section 1114 of the Bankruptcy Code, the United States Trustee for the Northern District of New York appointed the Retiree Committee to represent in a fiduciary capacity the interests of the holders of retiree benefits as defined in section 1114 of the Bankruptcy Code.

                  Since its formation, the Debtors have consulted and met regularly with the Retiree Committee concerning the administration of the Debtors' Pension Plan and treatment of retiree claims.

                  The Retiree Committee currently consists of five members. The members of the Retiree Committee are set forth below.

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

Retiree Committee Members:

   Margaret J. Hill                               Robert J. Kutil
   333 Savage Farm Drive                          26 Jarvis Drive
   Ithaca, New York  14850-6503                   Manlius, New York  13104

   Charles F. Saul                                Nazerino A. Tudi
   8145 Old Sunridge Drive                        120 Will New Blvd.
   Manlius, New York 13104                        Canastota, New York 13032

   Robert T. Engfer
   4827 Candy Lane
   Manlius, New York 13104


                  The Bankruptcy Court entered orders authorizing the Retiree Committee to retain the following professionals:

   Attorneys                                   ERISA Counsel
   ---------                                   -------------

   Martin, Martin & Woodard                    Scolaro, Shulman, Cohen, Fetter &
   One Lincoln Center                          Bernstein, P.C.
   Syracuse, New York  13202                   90 Presidential Plaza
                                               Syracuse, New York 13202


D.       RETENTION OF FINANCIAL ADVISORS AND LEGAL COUNSEL

                  The Bankruptcy Court has entered orders authorizing the Debtors to retain the following professionals to assist in the chapter 11 cases:
(i) Weil, Gotshal & Manges LLP as chapter 11 co-attorneys; (ii) Menter, Rudin & Trivelpiece, P.C. as chapter 11 co-attorneys; (iii) Kroll Zolfo Cooper LLC as financial advisors; (iv) Buck Consultants, Inc. as actuarial consultants; (v) Agricapital Corporation as investment banker and strategic consultant (with respect to the sale of the Agronomy and Seedway Businesses); (vi) Goldman Sachs & Co. as financial advisor and investment banker (with respect to the sale of Telmark); and (vii) Goldsmith, Agio, Helms & Lynner, LLC ("GAH") (retained jointly with the Committee) as their financial advisor and exclusive agent (with respect to the potential sale of Agway Energy, Agway Feed and Nutrition, and
CPG). The Court has also authorized the Debtors to retain other professionals, including those professionals used in the ordinary course of business.

E.       DIP CREDIT AGREEMENT

                  To facilitate the establishment of normal vendor relations and to avoid short-term liquidity concerns, prior to the commencement of the Chapter 11 Cases, the Debtors negotiated an agreement (the "DIP Credit Agreement") for up to $125 million in secured Debtor-in-Possession financing with a sublimit of $85 million for the issuance of letters of credit, funded by a group of lenders with General Electric Capital Corporation, serving as Lender and Administrative Agent (collectively, the "DIP Lenders"). This credit facility was subsequently permanently reduced by amendment to $65 million. The Debtors' obligations arising under the DIP Credit Agreement are secured by senior super-priority liens on substantially all of the assets of the Debtors (including the stock of AEP), and are entitled to super-priority administrative expense priority over all other administrative expenses. The Bankruptcy Court entered an order granting final approval of the DIP Facility on October 22, 2002.

                  As of December 9, 2003, there were no cash borrowings outstanding under the DIP Credit Agreement and letters of credit in the aggregate amount of $35.3 million are outstanding.

F.       SALE OF CERTAIN BUSINESS UNITS

        1.        AGRONOMY AND SEEDWAY

                  Agway, Inc.'s businesses formerly included the Agronomy Business, a full service supplier of crop inputs including fertilizer, crop protectants, farm seed, and custom application services and the Seedway Business, a marketer of vegetable, farm and turf seed. The Debtors marketed the Agronomy Business and the Seedway Business as part of their March 6, 2002 planned divestitures. By order dated November 13, 2002, the Bankruptcy Court approved the sale of the Agronomy Business and the Seedway Business to GROWMARK, Inc. ("GROWMARK") for a gross purchase price of $75 million. The sale closed on December 3, 2002.

                  Agway agreed to indemnify GROWMARK for the representations, warranties, covenants and obligations (the "Representations & Covenants") under the Asset Purchase Agreement with GROWMARK dated September 27, 2003 (the "APA"). Depending upon the nature of the of the item, the indemnification survives the Closing for 18 months (June 3, 2004), two years (December 3, 2004) or until the expiration of the applicable statute of limitations. Agway has no liability under or in connection with the APA unless GROWMARK seeks indemnification, by giving written notice of its indemnity claim, prior to the expiration of the applicable survival period specified in this paragraph.

                  Any claims which GROWMARK may have against Agway relating to bulk sale liens on the sold assets is not limited or capped by any dollar amount. Any claims which GROWMARK may have arising from Agway's Representations & Covenants relating to (i) title in and to the sold assets, (ii) authorization to sell the Assets, and (iii) Agway's employee plans are capped at $12.8 million. All claims relating to any other Representation & Covenant contained in the APA are capped at $3 million in the aggregate. GROWMARK held back $2 million of the purchase price (the "Environmental Holdback"), which amount is available to remediate any preclosing environmental condition to the Applicable
Environmental Standard (as defined in the APA). If GROWMARK pays less than $2 million for such remediation, the unused monies shall be paid to Agway. After the second anniversary of the closing of the sale, Agway may seek the return of up to $1.25 million of the Environmental Holdback. The Environmental Holdback is part of the $3 million cap on damages. In addition, $1 million of the purchase price was placed into an escrow account to be used for the remediation of the East Berlin, Pennsylvania property. This escrow amount is in addition to the $3 million cap identified above, and amounts not used for remediation, if any, will be returned to Agway.

        2.        TELMARK

                  Telmark was a specialized provider of direct finance leases of equipment, buildings, and vehicles to the agricultural and rural marketplace. Telmark was a separately financed, stand-alone business. In connection with the Debtors' efforts to sell Telmark, which began prior to the Petition Date as part of the March 6, 2002 restructuring plan, the Debtors continued to market Telmark following the Petition Date. On February 27, 2003, the Bankruptcy Court approved the sale of substantially all of the assets of Telmark to Wells Fargo Financial Leasing, Inc., a subsidiary of Wells Fargo & Company ("Wells Fargo") for total net cash consideration of approximately $615 million. The proceeds from the sale of Telmark's assets were used to repay Telmark's outstanding debt in the approximate amount of $548 million, resulting in net proceeds to Telmark of approximately $67 million, which net proceeds are subject to holdbacks, post closing adjustments and indemnification provisions contained in the sale contract. Additionally, by agreement of the parties, Agway has escrowed certain proceeds in the aggregate amount of $25.7 million in respect of certain pending insurance litigation unrelated to the sale of Telmark. The sale closed on February 28, 2003. As the sole shareholder of Telmark, Agway's estate will ultimately receive the net proceeds from this sale and the sale of Telmark's other residual assets.

                  Telmark agreed to indemnify Wells Fargo with respect to breaches of representations, warranties, and covenants contained in the purchase agreement, as well as certain other specifically identified matters. Depending upon the nature of the relevant representation, warranty, covenant or other matter, the term of the obligation to indemnify Wells Fargo can be for a period of time fixed in the agreement (3 years , in the case of most representations and warranties) or the relevant statute (e.g., the applicable statute of limitations for certain tax matters), or may be for an indefinite term. To provide Wells Fargo with security for these indemnification obligations, a portion of the purchase price (approximately $6.2 million) was held back by Wells Fargo. Amounts held back by Wells Fargo that are not used to pay indemnification obligations will be returned to Telmark over a period of three years. The maximum potential exposure under these indemnification obligations is unlimited.

        3.        FCI

                  FCI is involved in the manufacturing, processing, marketing and distribution of animal feed products. Agway, Inc. holds 100% of the membership of FCI. In connection with GAH's retention, GAH marketed FCI. By order dated November 17, 2003, the Bankruptcy Court approved the sale of FCI to Bourdeau's & Bushey Inc. for Cash received at closing of $11 million. The sale closed on November 19, 2003, and shortly thereafter FCI was renamed PQR, LLC.

        4.        AGWAY ENERGY

                  On November 12, 2003, the Debtors filed a motion with the Court seeking authorization to sell substantially all of the assets of Agway Energy to Suburban Propane LP ("Suburban"). By order dated December 18, 2003, the Court approved the sale of the assets of Agway Energy to Suburban. The sale closed on December 23, 2003. The net cash proceeds realized at closing was approximately $175 million. In connection with the closing on the sale, the Debtors will change the name of Agway Energy so that the successful purchaser of Agway Energy can acquire full rights to Agway Energy trademarks.

                  Agway Energy has agreed to indemnify Suburban with respect to breaches of representations and warranties, and covenants contained in the purchase agreement, as well as certain other specifically identified matters. Agway Energy's representations and warranties survive for 15 months, except as to environmental representations and warranties, which survive for three years. The maximum potential exposure under indemnifications related to breaches of representations and warranties (other than with respect to environmental matters) is capped at $4 million and, if necessary, will be funded exclusively from an escrow fund established under the purchase agreement. A $15 million environmental indemnity escrow fund was established to fund Suburban's compliance with environmental laws in connection with the real property and to cover any claims relating to any breach of representations with respect to environmental matters. The escrow indemnity has a term of three years. Any funds remaining in the environmental indemnity escrow fund after three years (other than a reserve amount to cover pending claims) will be disbursed to Agway.

                  In addition, another $10 million escrow fund was established that relates to the weather. In the event that there is a warm winter, up to $10 million of the funds in escrow can be returned to Suburban. If winter temperatures are closer to normal (as measured against long term historical averages) then up to the entire amount of the escrow funds can be disbursed to Agway. The measurement period relating to the escrow is September 15, 2003 through March 30, 2004 and distributions are anticipated from the escrow account in April 2004.

                  At the time of the sale of AEP assets, AEP and Agway, Inc. were the principal on certain surety bonds issued by Fidelity And Deposit Company of Maryland ("F&D"). These surety bonds were provided by Agway, Inc. and AEP for use in the ordinary course of its business. F&D asserts a contingent indemnification claim against AEP in the amount of $14.8 Million, the alleged total penal sum of these bonds. An agreement was reached prior to the sale of AEP assets to set aside an amount representing the total penal sum of the outstanding bonds, not to exceed $14.8 Million, to secure F&D's contingent indemnification claim pending termination of the bonds. The funds will be deposited into an interest bearing restricted account under agreements similar to those used in the creation of the F&D restricted account created following the sale of Telmark assets pending the effort to secure releases of the surety that should be forthcoming as a result of AEP's cessation of its business operations due to the sale of its assets to Suburban.

        5.        COUNTRY BEST PRODUCE DIVISION AND COUNTRY BEST ADAMS LLC

                  In connection with GAH's retention, GAH marketed Agway, Inc.'s Country Best Produce Division including its ownership in Country Best Adams. As a result of their marketing efforts, the Debtors entered into an asset purchase agreement for the sale of their Country Best Produce Division, including the assets of Country Best Adams. By order dated December 19, 2003, the Court approved the sale of the Country Best Produce Division and Country Best Adams to Del Monte Fresh Produce N.A., Inc. ("Del Monte") The sale closed on December 22, 2003. The net cash proceeds realized at closing was approximately $11.2 million.

                  The Debtors have agreed to indemnify Del Monte with respect to breaches of representations and warranties, and covenants contained in the purchase agreement, as well as certain other specifically identified matters. The representations and warranties contained in the purchase agreement survive the closing of the sale for the period of three months or nine months, depending on the specific representation or warranty. Any indemnification claim not made on or prior to the expiration of the applicable survival period is irrevocably and unconditionally released and waived.

G.       MISCELLANEOUS REAL PROPERTY SALES

                  The Debtors have obtained orders from the Bankruptcy Court authorizing them to sell various real property, as described below:

        1.        EASTON HEIFER FACILITY

                  On June 24, 2003, the Bankruptcy Court approved the sale of the Easton Heifer Farm, including the heifer facility, located in the Town of Easton, New York to Kernel Acres LLC, for a purchase price of $500,000. The net proceeds realized from the sale were used as working capital for ongoing operations.

        2.        ELBA HEIFER FACILITY

                  On September 30, 2003, the Bankruptcy Court approved the sale of the Elba Heifer Farm, including its buildings and improvements, equipment, inventory, registered trademark TSPF, vehicles and heifer management contracts, located in Elba, New York to CY Farms, LLC. The purchase price for the sale was $400,000. The net proceeds realized from the sale of the real property and the heifer facility were used to provide working capital for ongoing operations.

        3.        NEWBURG HEIFER FACILITY

                  On September 8, 2003, the Bankruptcy Court approved the sale of the Newburg Heifer Farm, including their real property and heifer facility, located in the Township of Lurgan, Pennsylvania to Red Knob Farm. The purchase price for the sale was $1,800,000. The net proceeds realized from the sale of the real property and the heifer facility were used to provide working capital for ongoing operations.

        4.        GUILDERLAND

                  On January 8, 2003, the Bankruptcy Court approved the sale of certain real property, fixtures, equipment and inventory located in Guilderland, New York, including a feed manufacturing facility, which produces high quality animal feed. The sale to United Co-Operative Farmers, Inc. ("UCF") was for a total purchase price of $2,350,000, plus the purchase price for certain inventory of feed and feed ingredients. As part of the sale of the Guilderland property, Agway, Inc. and UCF also entered into a Toll Milling Agreement (the "Toll Milling Agreement") pertaining to the feed mill, pursuant to which UCF agreed to toll mill for a period of five years certain Agway, Inc. animal feeds and other animal feeds for which Agway, Inc. has a manufacturing license, in strict accordance with the formulae's, specifications and directions to be provided to UCF by Agway, Inc. The net proceeds realized from the sale were used as working capital for ongoing operations.

        5.        OTHER MISCELLANEOUS REAL PROPERTY

                  On January 10, 2003, the Bankruptcy Court approved the sale of certain parcels of the Debtors' real property located in (i) Rome, New York,
(ii) East Aurora, New York, (iii) Bradford, Vermont, (iv) Pulaski, New York, (v) Middlebury, Vermont, (vi) Willimantic, Connecticut, and (vii) Lebanon, Pennsylvania. The net proceeds realized from the sale of these properties was

$2,110,000 and such amounts were used to provide working capital for ongoing operations.

                  On June 2, 2003, the Bankruptcy Court approved the sale of certain parcels of the Debtors' real property located in (i) North Collins, New York, (ii) Mount Holly, New Jersey, (iii) Southampton, New York, and (iv) Cobleskill, New York. The net proceeds realized from the sale of these properties was $1,117,000 and such amounts were used to provide working capital for ongoing operations.

                  On August 8, 2003, the Bankruptcy Court approved the sale of the Debtors' real property located in (i) Horseheads, New York, (ii) Mount Holly, New Jersey, (iii) Plant City, Florida, and (iv) Adams, New York. The net proceeds realized from the sale of the miscellaneous real property was $1,670,000 and were used to provide working capital for ongoing operations.

H.       EMPLOYEE COMPENSATION MOTION

                  On April 21, 2003, the Bankruptcy Court approved certain modifications to the Debtors' existing employee compensation programs and policies. These modifications were supported by the Committee. Prior to the Petition Date, in the ordinary course of its businesses and as a critical component of its efforts to remain competitive in these businesses, Agway, Inc. employed a set of programs and policies (the "Compensation Programs") designed to attract a dedicated and loyal workforce with a combination of base salaries and target incentive compensation programs, and benefits/severance policies which, on a collective basis, would compensate employees at market based, competitive levels and motivate them to perform their duties with diligence and consistency to enhance and strengthen Agway Inc.'s, businesses. During the Chapter 11 Cases, the Debtors worked with the Committee to undertake a review of Agway, Inc.'s Compensation Programs to ascertain the full potential financial impact on Agway, Inc.'s estate if these existing programs were to continue in their present form. This effort culminated in an agreement to limit certain aspects of such Programs to reduce the potential aggregate costs of the Compensation Programs while, at the same time, providing an array of incentives that were calculated to enable Agway, Inc. to retain its valued employees. The Debtors believe that the modifications to the Compensation Programs will ultimately result in an aggregate reduction in employee compensation payments by the Debtors of approximately $5-$5.5 million.

                  An ad hoc committee of Agway, Inc.'s retirees objected to the motion to modify the Compensation Programs. The Bankruptcy Court directed the Debtors to provide the ad-hoc committee with certain additional information. Thereafter, the Court scheduled a hearing as to whether the modifications represented the Debtors' business judgment and accepted the Debtors' uncontroverted evidence on the issue, and ultimately decided in the Debtors' favor and approved the modifications proposed.

I.       CLAIMS PROCESS AND BAR DATES

        1.        SCHEDULES AND STATEMENTS

                  On the Petition Date, the Debtors obtained an order from the Bankruptcy Court extending the date for filing their schedules of assets and liabilities, and statements of financial affairs (collectively, the "Schedules") until December 5, 2002. On December 5, 2002, each of the Debtors filed their complete Schedules, itemizing over 34,200 claims. On March 6, 2003, the Debtors filed amended and restated Schedules, identifying the individual holders of Agway's Subordinated Debt Securities. On July 1, 2003, Agway, Inc. filed an amendment to its schedule F (general unsecured claims), adding certain unliquidated, contingent claims and amending and adding other claims. It is anticipated that further amendments to the Debtors' Schedules will be filed as the claims of employees are liquidated and reconciled.

        2.        BAR DATE

                  By order dated March 6, 2003 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed May 30, 2003 (the "Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about March 17, 2003, a proof of claim form, a notice describing the Bar Date and Bar Date Order were mailed to all creditors listed on the Debtors' Schedules, each member of the Committee, all directors of the Debtors who served in such capacity prior to the Petition Date, the Office of the United States Trustee for the Northern District of New York, the District Director of the Internal Revenue Service for the Northern District of New York, the Securities and Exchange Commission and all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the date of entry of the Bar Date Order. The Debtors also published notice of the Bar Date in the New York Times (National Edition), the Wall Street Journal (National Edition) and the Syracuse Post-Standard.

                  Employment related claims against the Debtors held by employees of the Debtors and the non-debtor subsidiaries were excluded from application of the Bar Date and Bar Date Order. An application seeking to establish a separate bar date for employment related claims is expected to be filed with the Court in January 2004.

                  Pursuant to an order dated June 13, 2003 (the "Indemnity Claims Bar Date Order") the Bankruptcy Court fixed October 2, 2003 (the "Indemnity Claims Bar Date") as the date by which indemnification claims against the Debtors arising under the Debtors' by-laws or under the terms of individual agreements (the "Indemnity Claims") held by current or former officers, directors and/or Employee Benefit Committee Fiduciaries (the "Indemnity Claimants") were required to be filed. In accordance with the Indemnity Claims Bar Date Order, a proof of claim form and a notice regarding the Indemnity Claims Bar Date and the Indemnity Claims Bar Date Order were mailed to the Indemnity Claimants.

                  As of December 9, 2003, approximately 4,500 claims against the Debtors for a total of approximately $1.3 billion have been filed with the claims agent appointed by the Bankruptcy Court. Included in this amount are a number of claims which were filed against each Debtor, which were duplicate claims, or amended by later claims, thereby duplicating the claims and distorting the total amount of claims by approximately $680 million. The Debtors are currently reviewing and reconciling the filed claims and will object to a substantial portion of the filed proofs of claim. The Debtors estimate that the aggregate amount of scheduled and filed claims that ultimately will become Allowed Unsecured Claims in the Chapter 11 cases will range from approximately $475 million to $500 million.

                                      VII.

           OTHER ISSUES WHICH MAY AFFECT DISTRIBUTIONS UNDER THE PLAN

A. TREATMENT OF CLAIMS ARISING UNDER AND RELATED TO AGWAY'S EMPLOYEE AND RETIREE BENEFITS PROGRAM

                  As described more fully below, the Debtors are proposing to effectuate certain modifications to the Employees' Retirement Plan of Agway, Inc. ("Pension Plan") and provide for distributions to claimants with benefit claims pursuant to the Debtors' chapter 11 Plan. Certain of the Debtors benefits programs result in claims against the Pension Plan whereas other benefits programs result in claims only against Agway, Inc. Moreover, with respect to certain of the benefits, the Debtors have always reserved the right to modify or terminate those benefits. Under the Debtors' proposed approach to benefit claims, all of the benefit claims will be treated under the modified Pension Plan in a manner consistent with other creditors under the Plan. A significant benefit of the foregoing is to enhance the treatment of benefit claims while at the same time reducing claims against Agway's estate.

                  IT IS IMPORTANT TO NOTE THAT THE PROPOSED MODIFICATIONS DESCRIBED HEREIN WILL HAVE NO IMPACT, AND IN FACT ARE CONDITIONED ON, THE ABILITY OF THE PENSION PLAN ASSETS TO MEET ITS VESTED BENEFIT OBLIGATIONS TO PLAN PARTICIPANTS.

        1.        AGWAY PENSION PLAN

                  The Pension Plan is a defined benefit/pension plan that provides retirement benefits for participants and beneficiaries. Prior to July 1, 1998, the defined benefit was designed as a monthly annuity benefit. Participants who left Agway before July 1, 1998, were only entitled to receive their pension benefit as an annuity. Since July 1, 1998, the defined benefit has been designed as a pension equity account which is expressed as a lump-sum balance that increases throughout the participant's career with Agway. Participants who leave Agway after July 1, 1998 are entitled to receive their pension benefit all at once (lump-sum) or spread out over their lifetime in smaller payments (annuity). Grandfathering clauses allowed for additional annuity benefits to post-June 30, 1998 retirees under the old plan design in some instances. The Pension Plan covers substantially all of Agway's active employees (approximately 2,183 persons as of December 1, 2003), retirees and beneficiaries of retirees (approximately 4,663 persons as of December 1, 2003) and deferred vested participants (approximately 2,921 persons as of December 1, 2003).

                  In order to resolve certain claims under the Pension Plan, and to facilitate the inclusion in the Pension Plan of certain other claims not currently eligible for treatment in the Pension Plan, Agway, Inc. proposes to modify the Pension Plan (the "Modified Pension Plan.") Among the planned changes is the proposal to provide for partial recoveries for the claims under the Pension Plan for benefits that otherwise may have been subject to termination. The modifications will be contingent upon available funding and obtaining requisite approvals, including, but not limited to, favorable rulings from the IRS. In the event the Modified Pension Plan cannot be effectuated in whole or in part, (a) to the extent that the Modified Pension Plan is effectuated, the eligible Retiree Claims will be treated in accordance with the Modified Pension Plan, as described herein, (b) to the extent that it cannot be effectuated (i) affected prepetition Retiree Claims will be treated under the Plan in Agway Class 4C (General Unsecured Claims) and (ii) affected postpetition Claims will be treated under the Plan as holders of Administrative Expense Claims.

                  The Pension Benefit Guaranty Corporation (the "PBGC") has advised the Debtors that it believes the Pension Plan is under funded. In order to address the PBGC's concerns, the Debtors have created a $36.3 million reserve fund that will be included in the Disputed Claim Reserve for the benefit of the PBGC pending the resolution of the PBGC's claims. The Debtors believe that the Pension Plan is over-funded, and anticipate that upon termination of the Pension Plan, the reserve will be released to the Debtors or Liquidating Trustee, as applicable. The specific treatment of claims under the Pension Plan is described below and in the Plan.

        2.     BEP ACCOUNTS

              (a) Pension Accounts. Employees earning  compensation in excess of
                  ----------------
amounts prescribed from time to time by the Internal Revenue Service were and are restricted under certain regulations in their ability to accumulate pension benefits in the Pension Plan. Agway's Benefit Equalization Plan ("BEP") was designed to make up for pension benefits that otherwise would have been provided under the tax-qualified retirement plans if certain statutory limitations did not apply, through a pension benefit in the non-qualified BEP pension account.



                  The obligation considerations are different for the employees who retired under the old Pension Plan (pre 7/1/98), those who retired under the new Pension Plan (post 6/30/98), and the current eligible active employees. The amount of BEP pension plan obligation is not ultimately set until the time an employee retires. Under the old plan design, the BEP pension benefit was limited to being an annuity benefit payable monthly in accordance with the qualified plan pension benefit. Under the new plan design, the BEP pension benefit is calculated as a lump sum at date of retirement and is payable over 10 years starting the following January 1 or the January 1 first following attainment of age 55, whichever is later. During this time, it accrues interest at the corporate borrowing rate, similar to deferred compensation on BEP Thrift accounts (see below). The amount for active employees is calculated quarterly in statements prepared and sent to employees, but changes each quarter based on newly calculated average salary, changed earned pension credits, changes in pension law, etc.

                                                                   Number of Claimants        Aggregate
                                                                      as of 10/1/02           Schedule F
                                                                                              Obligation as
                                                                                              of 10/1/02
                                                                  -----------------------     ---------------
Agway, Inc. Benefit Equalization Plan
Pension Old Plan Retirees                                                   81                  $2,929,251

Pension New Plan Retirees                                                   16                  $3,886,047

Pension Active Employees                                                    38                  $1,586,452

        (b)   Thrift  Account. Employees  earning  compensation  in   excess  of
              ---------------
amounts prescribed from time to time by the Internal Revenue Service were and are restricted under certain regulations in their ability to defer compensation in the tax qualified Thrift Plan. The thrift component of BEP allows such highly compensated employees to defer compensation to non-qualified BEP thrift accounts, which accrued earnings at the corporate borrowing rate prior to October 1, 2002. BEP thrift accounts relating to obligations accrued prior to the Petition Date are unsecured liabilities of Agway, which will be treated in Agway Class 5A.

                                                                       Number of           Schedule F
                                                                    Claimants as of        Obligation as
                                                                       12/26/03            of 12/26/03
                                                                  --------------------     ---------------
Agway, Inc. Benefit Equalization Plan:
Thrift Separated Participants                                             38                 $1,839,845

Thrift Active Employees                                                    7                  $437,871

Management Deferred Comp                                                   7                  $566,363


        (c)   Treatment of BEP Pension Eligible Claims and Thrift Account Claims
              ------------------------------------------------------------------
under  the  Plan.  Pursuant to  the  Modified  Pension Plan, on the Pension Plan
----------------
Distribution Date, or as soon thereafter as is practicable, each holder of an Allowed Retiree Claim will receive either a lump sum payment or lifetime annuity based on 62.5% of its Allowed Retiree Claim payable from the Pension Plan. The option of a lump sum payment or lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan.

        (d)  Treatment of Prepetition  Pension  Ineligible  BEP Claims under the
             -------------------------------------------------------------------
Plan. The Prepetition  Pension Ineligible BEP Claims that are not eligible to be
----
added to the Modified Pension Plan will be treated as Allowed General Unsecured Claims in Agway Class 4C.

        (e)  Treatment  of  Postpetition  Pension  Eligible BEP Claims under the
             -------------------------------------------------------------------
Plan.  On the  Pension  Plan  Distribution  Date,  or as soon  thereafter  as is
----
practicable, each holder of a Postpetition BEP Claim will receive either a lump sum payment or lifetime annuity based on 100% of its Postpetition Pension Eligible BEP Claim. The option of a lump sum payment or lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan.

        (f)  Treatment of  Postpetition  Pension Ineligible BEP Claims under the
             -------------------------------------------------------------------
Plan.   Postpetition   Pension   Ineligible   BEP  Claims  will  be  treated  as
----
Administrative Expense Claims under the Plan.

                  To the extent a BEP Claim is determined after the Effective Date to be ineligible for inclusion in the Pension Plan, the distributions on account of such Claim shall be paid immediately. The Debtors, or, if applicable, the Liquidating Trustee, shall use commercially reasonable efforts to obtain a favorable IRS determination ruling for the inclusion of these benefits in the Pension Plan.

        3.        SOCIAL SECURITY SUPPLEMENT

                  In May, 2002, Agway eliminated its subsidy for under age 65 retiree medical coverage, effective January 1, 2003. Also in May, 2002, the Pension Plan was amended to provide a social security supplement payment effective January 1, 2003 in the amount of $600 per month to retirees who were enrolled in the under age 65 medical plan in 2002. In addition, certain active employees were made eligible for grandfathering into this program. The supplement is paid from the Pension Plan until the participant reaches age 65 (or until death, if earlier). The supplement is an ancillary benefit, which means that this is not a permanent or guaranteed benefit, and, pursuant to the governing provisions of the social security supplement program, Agway has always reserved the right to modify or terminate this program.

                                                                   Estimated Number of        Estimated
                                                                     Claimants as of          Obligation as
                                                                         11/30/03             of 11/30/03
                                                                  ---------------------     ----------------
Social Security Supplement, Active Employees                               265                  $7,700,000

Social Security Supplement, Retirees                                       374                  $7,600,000



                  Pursuant to the Modified Pension Plan, the value of the Allowed Social Security Supplemental Claims will be determined, and that amount will be multiplied by 62.5%, with the product added to the Modified Pension Plan as a permanent benefit. On the Pension Plan Distribution Date, or as soon thereafter as is practicable, each holder of a Allowed Social Security Supplemental Claims will receive either a lump sum payment or a lifetime annuity based on 62.5% of its claim payable from the Pension Plan. The option of a lump sum payment or a lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan. In the event the participant fails to make an election, the Pension Plan generally requires the plan to provide the benefit as a lifetime annuity.

                  To the extent that the Social Security Supplemental Claims are determined not to be eligible for inclusion in the Pension Plan, the Allowed Social Security Claims will be treated under the Plan in Agway Class 4(C) (General Unsecured Claims). To the extent a Social Security Supplemental Claim is determined after the Effective Date to be ineligible for inclusion in the Pension Plan, the distributions on account of such Claim shall be paid immediately. The Debtors, or, if applicable, the Liquidating Trustee, shall use commercially reasonable efforts to obtain a favorable IRS determination ruling for the inclusion of these benefits in the Pension Plan.

        4.        RETIREE PRE-65 SURVIVING SPOUSE MEDICAL REIMBURSEMENT

                  Agway provides up to a $300 per month reimbursement to under age-65 surviving spouses who are not eligible for the social security supplement benefit.

                                                                   Estimated Number of        Estimated
                                                                     Claimants as of          Obligation as
                                                                         11/30/03             of 11/30/03
                                                                   -------------------        ---------------
Retiree Pre-65 Surviving Spouse Medical Reimbursement                      166                  $1,730,000


                  Pursuant to the Modified Pension Plan, the value of the Retiree Pre-65 Surviving Spouse Medical Reimbursement Claims will be determined, and that amount will be multiplied by 62.5%, with the product added to the Modified Pension Plan as a permanent benefit. On the Pension Plan Distribution Date, or as soon thereafter as is practicable, each holder of an Allowed Retiree Pre-65 Surviving Spouse Medical Reimbursement Claim will receive either a lump sum payment or a lifetime annuity based on 62.5% of its claim payable from the Pension Plan. The option of a lump sum payment or a lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan. In the event the participant fails to make an election, the Pension Plan generally requires the plan to provide the benefit as a lifetime annuity.

                  There are some individuals who are currently not receiving the Retiree Pre-65 Surviving Spouse Medical Reimbursement benefit but who would otherwise be eligible for the program upon: 1) the death of the retiree, or 2) the retiree reaching age 65 but spouse is under 65. The surviving spouse benefit will be eliminated for these individuals.

                  To the extent that Retiree Pre-65 Surviving Spouse Medical Reimbursement Claims are determined not to be eligible for inclusion in the Pension Plan, the Allowed Retiree Pre-65 Surviving Spouse Medical Reimbursement Claims will be treated under the Plan in Agway Class 4(C) (General Unsecured Claims). To the extent a Retiree Pre-65 Surviving Spouse Medical Reimbursement Claim is determined after the Effective Date to be ineligible for inclusion in the Pension Plan, the distributions on account of such Claim shall be paid immediately. The Debtors, or, if applicable, the Liquidating Trustee, shall use commercially reasonable efforts to obtain a favorable IRS determination ruling for the inclusion of these benefits in the Pension Plan.

        5.        RETIREE LIFE INSURANCE

                  The Agway Life Insurance Program provides a reducing life insurance benefit at retirement. Effective July 1, 2002, the plan was curtailed, reducing eligibility to only those with age and years of service equaling at least 75 as of that date. The coverage starts at one times base salary as an active employee and reduces to 50% at retirement then reduces annually by 10% to zero at the 4th anniversary of retirement. This is an insured benefit and is payable by UNUM if or when an eligible participant dies. However, Agway, Inc. has always reserved the right to modify or terminate this program. Upon the effectiveness of the Modified Pension Plan, the Agway Life Insurance Program shall terminate.

                                                                        Estimated             Estimated
                                                                    Participants as of        Obligation as
                                                                         9/30/02              of 9/30/02
                                                                  -----------------------     ---------------
Retiree Step Down Benefit                                                  418                  $287,000


        6.        DEATH BENEFIT

                  For eligible retirees at the 4th anniversary of retirement and thereafter, a $5,000 death benefit is available through the Pension Plan. The death benefit is also an ancillary benefit, which means that it is not a permanent or guaranteed benefit, and that Agway has always reserved the right to modify or terminate this program.

                                                                   Estimated Number of        Estimated
                                                                     Claimants as of          Obligation as
                                                                         11/30/03             of 11/30/03
                                                                  -----------------------     ---------------
Active Employees                                                           265                  $  340,000

Retirees                                                                   2800                 $7,685,000


                  Upon the earlier of the Bankruptcy Court's entry of an order confirming the Plan or March 31, 2004, pursuant to the Modified Pension Plan, the net present value of the payment stream to holders of Allowed Death Benefit Claims will be determined, and that amount will be multiplied by 62.5%, with the product added to the Modified Pension Plan as a permanent benefit, providing the holders of such claims with the option to elect a lump sum or lifetime annuity upon distribution of the Modified Pension Plan assets, pursuant to the Plan.

                  To the extent that Death Benefit Claims are determined not to be eligible for inclusion in the Pension Plan, the Allowed Death Benefit Claims will be treated under the Plan in Agway Class 4(C) (General Unsecured Claims). To the extent a Death Benefit Claim is determined after the Effective Date to be ineligible for inclusion in the Pension Plan, the distributions on account of such Claim shall be paid immediately. The Debtors, or, if applicable, the Liquidating Trustee, shall use commercially reasonable efforts to obtain a favorable IRS determination ruling for the inclusion of these benefits in the Pension Plan.

        7.        POST 65 RETIREE MEDICAL PROGRAM

                  This benefit is a self-insured retiree medical plan. Effective January 1, 2003, the plan requires monthly premium payments by active participants and co-payments for prescription drugs used by active participants. Towers Perrin, Agway's medical plan actuarial consultants, automatically estimates the cost of the program annually and assists in the design of the premium and co-pay structure to maintain the cost to Agway of the program at an average cost of approximately $600 per year for each active participant. The actual benefit received per participant per year can vary significantly from $0 to several thousands of dollars for individuals with significant prescription drug needs.

                  Effective January 1, 2003, eligible participants include retirees or employees who, as of July 1, 2002, had a combination of age plus service that equaled at least 75. The liability estimate includes the following groups of participants:

         Group 1: Current  retirees  age 65 and over and retiree  spouses age 65
         -------
         and  over   currently   receiving   benefits  under  the  plan  (Active
         Participants)(1,368 retirees and 478 spouses at December 1, 2003).

         Group 2: Current  retirees  age 65 and over and retiree  spouses age 65
         -------
         and over currently eligible to receive benefits under the plan who have chosen another prescription drug program but are eligible under the Agway plan to come back to the Agway plan. (Over 65 Participants Eligible to Return)(1,585 at December 1, 2003).

         Group 3: Current retirees under 65 and retiree spouses under age 65 who
         -------
         will be eligible under the plan when they reach age 65 (Currently Under 65 Eligible Retirees)(367 at December 1, 2003).

         Group 4: Current active  employees who met the July 1, 2002 eligibility
         -------
         requirements and will be eligible if they are under the Agway medical program when they retire and attain the age 65 and their spouses. (Currently Active Eligible Employees)(301 at December 1, 2003 plus their spouses).

                                        Estimated                   Estimated
                                       Participants                Liability at
                                                                     9/30/02
                                   -----------------------     -----------------
Post 65 Retiree Medical                    4,361                   $20,970,000



The Post 65 Retiree Medical Program is an ancillary benefit, in that it is not a permanent or guaranteed benefit, and Agway has always reserved the right to modify or terminate this program.

                  Upon the earlier of the Bankruptcy Court's entry of an order confirming the Plan or March 31, 2004, the Post 65 Retiree Medical Program will be eliminated and replaced with a permanent pension benefit designed to bridge the gap until January 2006, when Medicare Prescription Drug coverage is expected to become available.

                  Pursuant to the Modified Pension Plan, Group 1 claims will be calculated based on each participating beneficiaries' average annual usage over the 17 month-period from January 2002 through May 2003 multiplied by 2.25, for those participants whose usage has been less than $600 per year and for Group 2, the benefit will be calculated based on the intended annual benefit of $600 multiplied by 2.25. The benefit will be eliminated for Groups 3 and 4. The anticipated claims added to the Modified Pension Plan as a permanent benefit equals $6 million, consisting of $4.1 million for current enrollees and eligible active participants, and $1.9 million for opt-outs. To the extent that Post 65 Retiree Medical Claims are determined not to be eligible for inclusion in the Pension Plan, then Post 65 Retiree Medical Claims in the amount of up to $ 21 million will be treated under the Plan in Agway Class 4(C) (General Unsecured Claims). To the extent a Post 65 Retiree Medical Claim is determined after the Effective Date to be ineligible for inclusion in the Pension Plan, the distributions on account of such Claim shall be paid immediately. The Debtors, or, if applicable, the Liquidating Trustee, shall use commercially reasonable efforts to obtain a favorable IRS determination ruling for the inclusion of these benefits in the Pension Plan.

        8.        ADDITIONAL RETIREMENT BENEFIT (ARB)

                  The Additional Retirement Benefit (ARB) is a pension benefit that is calculated the same way severance benefits are calculated under the Company's severance pay plan, except the ARB benefit may be curtailed in amount under laws governing pension benefits for certain highly paid employees. Severance benefits otherwise payable by the Company under the severance pay plan to eligible employees severed from April 1, 2002 to June 30, 2004 are reduced to the extent such employees receive ARB from the Pension Plan. ARB Benefits payable pursuant to the Pension Plan are not affected by or treated under Agway's Chapter 11 Plan. The ARB liability is handled on a pay-as-you-go basis. Accordingly, there is no liability for such payments in the estimated Pension Plan obligations.

B.       INSURANCE ISSUES

                  Over the past several years, Agway, Inc. has had primary casualty insurance policies issued by the Insurance Carriers. In particular, Travelers issued Agway, Inc.'s policies from 1964 through June 30, 1991, AIG issued policies from June 30, 1991 until June 30, 1996, Reliance issued policies from June 30, 1996 until June 30, 2000, and ACE has issued Agway's policies from June 30, 2000 to date. Under each of the policies, Agway, Inc. is the first Named Insured and all of the other Agway related entities were generally endorsed as additional named insureds.

                  The AIG, Reliance and ACE policies are "large deductible" policies with deductibles of $500,000, per occurrence per line of coverage, through June 30, 1993 and $1 million, per occurrence per line of coverage, thereafter.

                  In connection with the issuance of the policies by each carrier, Agway, Inc. executed and delivered an agreement pursuant to which the deductible program is addressed. Under these agreements, Agway, Inc. was required to and provided collateral to each carrier as security for Agway's performance under the agreements, that is, the payment of deductibles and premiums. Agway, Inc. provided surety bonds and letters of credit ("LC") as collateral in amounts required by the carriers.

                  The surety bonds were issued by F&D. The LCs were issued at the direction of GE Capital, and are now covered by the DIP Credit Agreement. The face amount of the outstanding surety bonds is approximately $23.9 million, while the total amount of outstanding LCs is approximately $25.7 million . One insurer also holds cash collateral in the approximate amount of $1.1 million. There is a good faith basis to believe, based upon the work of the Debtors' outside actuaries, that all deductible obligations of Agway, Inc. and its affiliates can be reimbursed from this collateral.

                  As a matter of pre-petition practice, Agway, Inc. paid all expenses associated with the insurance programs. The related entities' "share" was addressed by intercompany accounting and reserves.

                  The surety bonds were initially issued pursuant to an Agreement of Indemnity with F&D, executed and delivered by Agway, Inc. in 1983. Agreements of Indemnity were also signed by Agway in 1986 and in 2002. Each agreement obligates Agway, Inc. to reimburse F&D for all amounts it pays under the surety bonds. F&D asserts that Telmark and the Agway Energy entities are also liable under the Agreements of Indemnity, while Agway, Inc. asserts that only it is liable under the agreements. F&D has commenced an action to resolve this dispute, which is described in more detail below.

                  On January 29, 2003 F&D commenced an action against the Agway Energy entities and Telmark in the District Court for the District of Maryland, seeking recovery of all amounts it has paid or will pay under the bonds based upon its interpretation of the Agreements of Indemnity ("F&D Litigation"). Subsequently, the F&D Litigation was transferred to the District Court for the Northern District of New York. On November 4, 2003, F&D, Telmark, and Agway Energy executed an Acknowledgment and Consent to Assignment that effects the transfer of any such liability from Agway Energy to Telmark. Telmark is continuing to defend against the claim. Agway, Inc. does not dispute its liability under the Agreements of Indemnity.

                  In connection with the F&D Litigation, Agway escrowed $25.7 million from the sale of Telmark. If F&D is successful in the F&D Litigation, any judgment will be paid from this escrowed amount and F&D will have no future claim against Agway, since the escrow is in an amount equal to or greater than the estates' maximum liability to F&D. In the event that F&D is unsuccessful, its claim, to the extent that it has one, becomes an unsecured claim against the Agway estates and the escrowed amount will become available for distribution to Agway's creditors.

        1.        TREATMENT OF TORT CLAIMS UNDER THE PLAN

                  Tort Claims against non-debtors will have an impact upon distribution under the Plan and hence it is necessary to address these claims in the Disclosure Statement.

                  Non Debtor Tort Claims
                  ----------------------

                  The following example best illustrates the need for treatment of Tort Claims against non-debtor entities.

                  Example  1:  John Doe  suffered  a  personal  injury  due to a
                  ----------
collision with a truck owned and operated by Agway Energy. The injury occurred on May 1, 2002. John Doe obtains a judgment against Agway Energy in the amount of $100,000. The loss is insured against by ACE. Pursuant to a stipulation and order approved by the Bankruptcy Court on May 21, 2003, ACE pays $100,000 on behalf of Agway and Agway Energy. ACE seeks reimbursement from F&D. F&D pays ACE $100,000. F&D has a claim against Agway, Inc. under the reimbursement agreement for $100,000.

                  Although Agway Energy could pay the amount of the judgment, it may refuse to do so, in which case ACE has the right to pay the judgment and reimburse itself from the collateral pledged by Agway, Inc. (The agreement with ACE allows the parties to avoid the presentation of the claim for payment and the denial thereof without triggering a policy default.) The F&D reimbursement claim dispute is preserved with the potential benefit to the estate equal to the anticipated distribution percentage, as illustrated in Example 1(a):

                  Example  1(a):  F&D  files  a  proof  of  claim  for  100,000,
                  -------------
representing the amount reimbursed to ACE due to its payment of the Doe judgment. F&D does not prevail in the F&D Litigation. F&D's claim is reimbursed at the distribution percentage and is satisfied by a payment of $50,000 (assuming, for the sake of illustration only, a 50% distribution under the plan), thus saving Agway Energy $50,000 which has a direct benefit to the estate due to Agway, Inc.'s ownership of the membership interest in Agway Energy.

                  F&D Reimbursement Claim
                  -----------------------

                  The issue to be resolved in the F&D Litigation is whether Telmark and Agway Energy are obligated to indemnify F&D for any amounts paid by F&D on account of the bonds issued to the insurance carriers. To facilitate the transfer of net proceeds from the sale of Telmark assets, an agreement was entered into with F&D that segregated in a Restricted Account approximately $25 Million.

                  If F&D prevails in the F&D Litigation, then any amounts paid by it will be fully reimbursed from the Restricted Account and the "secondary" benefit described in Example 1(a) will not apply. If F&D does not prevail in its action, the Restricted Account will be closed and the Telmark funds on deposit become property of the estate and are available for distribution under the Plan. Therefore, either the non-debtor property will be available to pay non-debtor insureds' obligations, or the debtors' property will be available for distribution to debtors' creditors as shown in Examples 2 and 3, respectively.

                  Example  2: The Doe  judgment  of  $100,000  is  satisfied  as
                  ----------
described in Example 1. F&D prevails in the F&D Litigation. F&D is reimbursed in full from the Restricted Account in the amount of $100,000.

                  Debtor Tort Claims
                  ------------------

                  Example  3:  John Doe  suffered  a  personal  injury  due to a
                  ----------
collision with a truck owned and operated by Agway. The injury occurred on May 1, 2002. John Doe timely and properly filed a proof of claim, and following confirmation of the Plan obtains a judgment against Agway in the amount of $100,000. The loss is insured against by ACE. Assume again for the sake of illustration only that the distribution percentage for general unsecured claims is 50%. Pursuant to the stipulation and order approved by the Bankruptcy Court on May 21, 2003, ACE pays, on behalf of Agway, Inc. $50,000 to satisfy the Doe claim. ACE seeks reimbursement from F&D. F&D pays ACE $50,000. F&D has a claim against Agway, Inc. for $50,000.

                  If F&D prevails in the F&D Litigation, the F&D claim will be satisfied from the Restricted Account by payment in the amount of $50,000. If F&D does not prevail in the F&D litigation, its $50,000 claim will receive a distribution of $25,000 as a general unsecured claim under the plan.

                  Debtor and Non Debtor Tort Claims under Reliance policies
                  ---------------------------------------------------------

                  In the spring of 2001, Reliance was placed in a rehabilitation program by the Pennsylvania Insurance Department. Thereafter, Pennsylvania declared Reliance insolvent and it is presently in a liquidation proceeding. New York State's Insurance Department, Bureau of Liquidation ("Liquidation Bureau") has the task of administering Reliance-insured claims against insureds domiciled in the state of New York and workers compensation claims of claimants residing in the state of New York. The Liquidation Bureau acts as New York's "guaranty association" under New York Insurance Law and is financially responsible to insureds, claimants and creditors of Reliance, subject to certain caps and coverage limitations which are described below.

                  The Reliance insolvency and applicable provisions of New York's Insurance Law effectively modify the coverage limits available to Reliance insureds, including the Debtors and Agway Energy. Reliance was the primary general liability insurer for four policy years (6/30/96-6/30/00) providing a $2.5 million limit, including the deductible. For the first two of those years, AIG had the lead umbrella with a limit of $15 million, with Reliance on the next layer for $25 million. For 98/99 and 99/00, Reliance wrote the lead umbrella layer with a limit of $25 million, with other insurers, including AIG, participating in the excess layers.

                  As an insolvent insurer, claims in excess of the deductible that qualify for coverage under the Insurance Law are capped at $1 Million per policy, with a per occurrence aggregate limit of $5 million. Example 4 illustrates payment of a $5 million claim against the Debtor within a year when Reliance provided the primary and lead excess insurance coverage. Example 5 illustrates the payment of the same claim against one of the non-debtor insureds.

                  Example  4:  Mary  Smith  timely  filed a proof of  claim  for
                  ----------
personal injuries sustained in an accident involving Agway and following confirmation of the Plan, obtains a judgment against Agway for $5 million. Assuming, for illustration purposes only, a 50% distribution to general unsecured creditors, payment is made as follows:

                   $500,000                   Agway ($1 Million deductible)

                  $1,000,000                  Liquidation Bureau (on "2nd" million of
                                              claim)

                   $250,000                   Agway  (on uninsured "gap" of  $500,000)

                  $1,000,000                  Liquidation Bureau (on amount of claim from
                                              $2.5 to  $3.5 million)

                   $750,000                   Agway (on remaining $1.5 million of claim:
                                              excess layer does not "drop down")
          ----------------------------
                  $3,500,000                  Total payment on $5 million claim


                  Example  5:  Susan  Jones  suffered  personal  injuries  in an
                  ----------
accident involving Agway Energy and obtains a judgment against Agway Energy for $5 million. Payment is made as follows:


               $1,000,000                          Agway Energy (deductible)

               $1,000,000                          Liquidation Bureau

                 $500,000                          Agway  (on uninsured "gap")

               $1,000,000                          Liquidation Bureau

               $1,500,000                          Agway (excess layer does not "drop down")
         ------------------------
               $5,000,000                          Total payment on $5 million claim


        2.        RECENT EVENTS

                  On or about September 4, 2003, AIG presented a sight draft to the lender that issued a certain LC and was paid approximately $1.13 million. AIG's purported reason for the presentment was that it deemed itself "insecure" and under collateralized. It is important to note that at the time of the presentment, AIG had no unreimbursed obligations due from the Debtors. Presumably, AIG will hold the proceeds of the letter of credit as cash collateral for Debtors' obligations under the insurance policies.

                  As a result of the presentment and payment under the letter of credit, the Debtors' DIP lender has received from the Debtors' cash reserves full reimbursement of the amount paid to AIG.

                  The  foregoing  event  illustrates  the  direct   relationship
between collateral which is not property of the estate, i.e., letters of credit, and collateral which is property of the estate, i.e., Debtors' cash reserves.

        3.        REPLACING LETTERS OF CREDIT

                  Pursuant to the terms and conditions of the DIP Credit Agreement, such agreement will expire on the earlier of (i) confirmation of the Debtors' Plan and (ii) March 31, 2004. In accordance with the terms of the loan documents, the letters of credit issued to the insurance carriers as collateral for Debtors' obligations will not be renewed upon their respective expiration dates.

                  As a result, and as required by the contracts between Debtors and the Insurance Carriers, it will be necessary for Debtors to replace the letters of credit with equivalent collateral or each Insurance Carrier will draw upon the same, which in turn will result in an immediate request for reimbursement by the DIP Lender, which must be paid from Debtors' cash reserves. Although each carrier will be obligated to hold the proceeds as cash collateral, the Debtors will lose control over the same and this loss of control would adversely impact the administration of Debtors' Plan. The loss of control is a material event especially when the Reliance insolvency issue is considered, and generally, where there are no obvious controls for the protection of cash collateral in the possession of the Insurance Carriers.

                  The Liquidation Bureau has taken the position that the Reliance primary liability policies are self insured retention programs, that effectively require the Debtors to self insure and directly pay the first $1 million in losses. The Liquidation Bureau has refused to administer or pay liability claims within the deductible against the Debtors or non-Debtors. Hence, upon termination of the letters of credit, Reliance will receive cash that it has no intention of using for the benefit of the Debtors. The Debtors argue that if they are self insured, Reliance has no need for collateral (except with respect to the workers compensation program) and hence there is no basis for it to receive the proceeds of letters of credit. The Debtors are concerned that the proceeds will be diverted into the general fund of the Reliance estate and the recovery of the same will require years of protracted and expensive litigation.

                  To secure the Insurance Carriers following the termination of the current letter of credit facility, the Debtors propose to establish from their cash reserves one or more of the following: (a) separate "restricted accounts" to be maintained for the benefit of the Insurance Carriers in the exact amount of each letter of credit and subject to the exact same withdrawal terms as provided for in the letters of credit for presentment, (b) replacement letters of credit or (c) cash collateral accounts held by the Insurance Carriers. The "restricted accounts" will be subject to the same treatment under the insurance contract documents as the other collateral, including periodic review for reduction as a result of the retirement of claims. It is the Debtors' position that this account provides the exact same protection to the Insurance Carriers and allows the Debtors some measure of control and the ability to monitor account activity. The form of the collateral does not materially affect distributions to be made under the Plan.

        4.       THE CHANNELING INJUNCTION

                  Debtors propose to further protect their Insurance Carriers from "direct suits" for claims within the deductible amount or self insured retention amount through the use of a channeling injunction (except with respect to workers' compensation payments for which the Insurance Carriers have a direct obligation to claimants under the insurance contracts and state law) for Tort Claims within the deductible. Because the Plan provides a mechanism for liquidation and distributions on account of Tort Claims, there is no reason to expose Debtors' Insurance Carriers to potential "direct suits," the cost of which is passed on to the Debtors. In addition, "direct suits" present an opportunity for those claimants who failed to file timely proofs of claim to circumvent the effect of the Bar Date Order and to attempt to collect claims from the Debtors' carriers that could not be enforced against the Debtors.

C.       ENVIRONMENTAL LIABILITIES

                  There were no material outstanding enforcement actions or judgments pending against the Debtors at the time of these filings. Certain smaller enforcement claims by governmental authorities were incurred in the course of business operations and were paid during the course of these chapter 11 proceedings; however, those fines and penalties did not exceed $7,500 in the aggregate. To the extent the Debtors had other compliance obligations, those were associated with the assets sold in the various Asset Purchase Agreements approved by the Bankruptcy Court. These obligations, as well as any outstanding or future environmental liabilities associated with the assets that arise from events occurring prior to the closings, were not assumed by the various purchasers. However, the Asset Purchase Agreements typically provide for a monetary cap and a time limit for indemnity claims, thereby limiting purchasers' remedies. Since the inception of these chapter 11 proceedings, the Debtors have received no material claims for environmental matters, including any such claims that may be characterized as administrative. The Debtors did receive eleven proofs of claim for environmental matters in which one or more of them is alleged to be jointly and severally liable for the remediation of contaminated property. In each case, the particular Debtor is alleged to have generated hazardous waste and/or hazardous substances that were disposed of at the site. These claims are considered to be general unsecured claims, at best, and some may ultimately be settled and allowed treatment as Agway Class 4C Claims.

D.       PEW LITIGATION

                  On May 12, 2003 John Pew, Jr., Barbara E. Pew, Harold Pew, Donna Pew, et al., on behalf of themselves and others similarly situated (collectively, the "Pews"), filed a complaint (as may be amended, the "Pew Complaint") in the Supreme Court of the State of New York, County of Onondaga against Donald P. Cardarelli ("Cardarelli"), Agway's former President and Chief Executive Officer, Peter J. O'Neill, Agway, Inc.'s Senior Vice President, Finance and Control ("O'Neill"), and Pricewaterhouse Coopers, LLP ("PWC") Agway's former independent certified public accountants, (collectively, the "Defendants").

                  The Pews purchased Agway Subordinated Debt Securities that were issued by Agway, Inc. pursuant to registration statements, which became effective on September 21, 1998 and July 9, 2001.

                  The Pew Complaint alleges that both Cardarelli and O'Neill signed SEC registration statements on behalf of Agway, Inc. that failed to comply with the United States federal securities laws. The Pew Complaint further alleges Agway, Inc. was not a "going concern" during September 21, 2000 through September 20, 2002 and PWC issued unqualified and certified financial statements for the fiscal years 2000 and 2001 that failed to disclose the financial condition of Agway, Inc. in violation of the Securities and Exchange Act of 1933.

                  The Pew Complaint seeks the recovery of damages for the class members and attorney fees. The Pew Complaint has been removed to the United States District Court for the Northern District of New York. The Defendants filed a motion to dismiss the case on December 5, 2003. On the day that the Pews' opposition to the motion was due, the Pews filed an amended complaint, which alleged that Agway, Inc.'s failure was "imminent and inevitable," and that Agway, Inc. should not have issued Subordinated Debt Securities when the defendants allegedly knew that default was imminent and inevitable. The Defendants moved to dismiss the amended complaint on December 5, 2003. The Pews' opposition to the motion is due on February 6, 2004, and the Defendants' reply is due on March 8, 2004. A hearing for argument has not yet been scheduled by the court.

                  The holders of Pew Litigation Claims may be entitled to receive a more favorable treatment than the treatment afforded under the Plan to other holders of General Unsecured Claims, due to their potential entitlements under certain insurance policies. The holders of Pew Litigation Claims may receive a distribution of insurance proceeds as well as a distribution under the Plan.

E.       THRIFT PLAN LITIGATION

                  On August 26, 2003, State Street Bank & Trust Company ("State Street"), the independent fiduciary for company security fund of the Thrift Plan, filed a civil complaint in the United States District Court for the Northern District of New York against certain former and current members of

Agway's Employee Benefit Plans Administration Committee ("EBPAC"), Agway, Inc.'s Employee Benefit Plans Investment Committee ("EBPIC"), Agway, Inc.'s Board of Directors as well as PWC, the Thrift Plan auditors and Boston Safe Deposit & Trust Company, the Thrift Plan's trustee. On December 23, 2003, State Street amended its complaint (as may be further amended, the "State Street Complaint"). The State Street Complaint alleges that each of the named defendants except PWC was a fiduciary of the Thrift Plan and breached their fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the governing federal law which regulates 401(k) plans, and thus are liable to the Thrift Plan for such fiduciary breaches. The State Street Complaint alleges
Agway, Inc. securities were improperly purchased and held by the Company Security Fund at face value, that the "fair market value" of the Agway, Inc. securities was substantially lower, that the resulting "overpayment" by the Thrift Plan for these Agway, Inc. securities constituted a prohibited transaction under ERISA, and that the Thrift Plan fiduciaries should not have continued to purchase and hold Agway, Inc. securities in the Company Security Fund at or after some unspecified point in time when, State Street alleges, Agway, Inc.'s financial condition rendered these securities an unreasonable and imprudent investment option for the Thrift Plan.

                  The State Street Complaint seeks the recovery of damages, to have the class certified as class representatives, and the award of attorneys fees. The deadline for a motion to dismiss the case is February 20, 2004.

                  The holders of Thrift Plan Litigation Claims may be entitled to receive a more favorable treatment than the treatment afforded under the Plan to other holders of General Unsecured Claims, due to their potential entitlements under certain insurance policies. The holders of Thrift Plan Litigation Claims may receive a distribution of insurance proceeds as well as a distribution under the Plan.

F.       COMMITTEE LITIGATION

                  On January 5, 2004, the Committee filed a motion for authority to commence and prosecute an adversary proceeding on behalf of Agway's estate pursuant to sections 1103 and 1109 of the Bankruptcy Code. The Committee seeks to bring an adversary proceeding against certain of Agway's former and current officers and directors for, among other things, breach of fiduciary duty. The Committee's proposed complaint seeks the recovery of damages. The Committee's motion is currently scheduled to be heard by the Bankruptcy Court on February 3, 2004.

G.       DEPARTMENT OF LABOR

                  The Secretary of the United States Department of Labor (the "Secretary") has under consideration evidence of possible violations of Title I of ERISA by (a) certain persons who served on the Agway, Inc. EBPAC, EBPIC and/or the Plan's Thrift Plan Committee and (b) certain persons who served on Agway, Inc.'s Board of Directors, as both individuals, and, as applicable, fiduciaries of the Plan (collectively, clauses (a) and (b) above, the "Responding Parties"). The Secretary and Responding parties have agreed to exchange information and, if appropriate, conduct negotiations with respect to claims that may be asserted by the Secretary against the Responding Parties under Title I of ERISA. In accordance with the foregoing agreement, on October 22, 2003, the Secretary and Responding Parties entered into an Agreement to Toll the Running of the Statute of Limitations (the "Tolling Agreement"). Pursuant to the Tolling Agreement, among other things, the running of the statute of limitations contained in ERISA ss. 413, 29 U.S.C. ss. 1113, shall be tolled from October 23, 2003 until a date sixty days after the sending and transmission of a notice of termination in accordance with the Tolling Agreement.

                                     VIII.

                             THE PLAN OF LIQUIDATION

                  The Plan of Liquidation governs treatment of claims against and interests in each of the six separate Debtors in the Chapter 11 Cases.
Section VIII.A summarizes the treatment for each class and provides a description of the types of claims or interests in each class.

A.       DESCRIPTION OF THE CLASSES AND SUMMARY OF TREATMENT

                  The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests for each of the Debtors, in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration based on the different rights of the holders of Claims in each Class.

        1.       ADMINISTRATIVE CLAIMS

                  Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include all actual and necessary costs and expenses of preserving the estates of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, all cure amounts owed in respect of leases and contracts assumed by the Debtors in Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code.

                  Except as provided in the next sentence with respect to ordinary course obligations and in Section VIII.A.2 below with respect to professional compensation and reimbursement Claims, Administrative Claims will be paid in full, in Cash, on the later of the Effective Date and the date the Administrative Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Petition Date) will be paid in full by the applicable Debtor in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. The Debtors estimate that Allowed Administrative Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, but inclusive of amounts payable in respect of reconciled cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, will be approximately $16 million.

                  Pursuant to a motion, dated [DATE], the Debtors are seeking to have [DATE] established as the date by which proofs of Administrative Claims are required to be filed in the Chapter 11 Cases.

        2.       FEES AND EXPENSES OF PROFESSIONALS

                  Compensation and reimbursement Claims are Administrative Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount paid by the Debtors in respect of compensation for services rendered and reimbursement of expenses incurred by professionals (including professionals employed by the Debtors and the Committee) through November 30, 2003 is approximately $13,800,000. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and object to the allowance of any claims for compensation and reimbursement of expenses.

                  Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim will be required to file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is sixty (60) days after the Confirmation Date or such other date as may be fixed by the Bankruptcy Court.

        3.       PRIORITY TAX CLAIMS

                  Priority Tax Claims are Claims of governmental units for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately less than $100,000.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will be paid on the Effective Date, in full, in Cash, in an amount equal to such Allowed Priority Tax Claim.

        4.       DESCRIPTIONS OF THE CLASSES OF EACH DEBTOR

                  Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Equity Interests in each of the Debtors.

                  AGWAY PLAN:
                  -----------

                  AGWAY CLASS 1 -- Agway Class 1 consists of all Secured Claims against Agway. This class consists of the claims of various mortgagees and other secured creditors of Agway. Agway estimates that, as of December 17, 2003, the aggregate amount of the estimated Allowed claims in this class was approximately $1.5 million.

                  Pursuant to the Plan, on the Effective Date, unless otherwise agreed to by the holder of an Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive (i) the amount of the proceeds actually realized from the sale of any Collateral securing such Claim, less the actual costs and expenses of disposing of such Collateral; and/or (ii) the Collateral securing such Claim, but in neither case in an amount greater than necessary to pay such Allowed Secured Claim in full, plus any interest (including post-petition interest to the extent permitted under section 506(b) of the Bankruptcy Code) on such Allowed Secured Claim and any reasonable fees, costs or charges provided for under the governing agreements, to be paid consistent with section 506(b) of the Bankruptcy Code. To the extent that the amount of a Secured Claim exceeds the value of the Collateral securing such Allowed Secured Claim that portion of such Claim shall be treated as an unsecured deficiency Claim in Agway Class 3B.

                  AGWAY CLASS 2 -- Agway Class 2 consists of all Priority Non-Tax Claims against Agway. The claims in Agway Class 2 are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For Agway, these claims relate primarily to prepetition wages and employee benefit plan claims that had not yet been paid as of the Petition Date. These claims have already been paid by Agway during the Chapter 11 Cases pursuant to an order entered by the Bankruptcy Court on the Petition Date. Accordingly, Agway believes that the aggregate allowed amount of the claims in this classes will be $0.

                  AGWAY CLASS 3 - Agway Class consists of all Postpetition Pension Eligible BEP Claims against Agway. This class consists of all claim related to obligations accrued following the Petition Date under Agway's benefit equalization plan, including the thrift component and the pension component thereunder which are eligible to be included in the Pension Plan.

                  Pursuant to the Plan, on the Pension Plan Distribution Date, or as soon thereafter as is practicable, each holder of a Postpetition Pension Eligible BEP Claim will receive a lump sum payment or lifetime annuity based on 100% of its Postpetition Pension Eligible BEP Claim. The option of a lump sum payment or lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan. In the event the participant fails to make an election, the Pension Plan generally requires the plan to provide the benefit as a lifetime annuity.

                  To the extent a postpetition BEP Claim is determined after the Effective Date to be ineligible to be included in the Pension Plan, it will be treated as an Administrative Claim and the distribution on account of such Claim shall be paid in accordance with Section 2.01 of the Plan immediately upon such determination.

                  Agway Class 3 is unimpaired under the Plan. Each holder of a Postpetition Pension Eligible BEP Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

                  AGWAY CLASS 4A -- Agway Class 4A consists of all Convenience Claims against Agway. The Debtors estimate that approximately 20,000 creditors have claims of $1,000 or less. The vast majority of these claims are those of holders of Agway Subordinated Debt Securities. For purposes of administrative convenience and in accordance with section 1122(b) of the Bankruptcy Code, the

Plan provides on the Effective Date that each holder of a general unsecured claim which is an Allowed Claim in the amount of $1,000 or less may elect to receive a cash distribution in the amount of such Allowed Convenience Claim. In addition, any creditor whose claim is greater than $1,000 may elect to receive a cash distribution in the amount of $1,000 in full settlement of such claim.

                  AGWAY CLASS 4B - Agway Class 4B consists of all Workers' Compensation Claims against Agway. On the Effective Date or as soon thereafter as the Workers' Compensation Claim is resolved by the applicable insurance company, each holder of an Allowed Workers' Compensation Claim in Agway Class 4B will continue to receive his or her benefits unimpaired by the Plan.

                  AGWAY CLASS 4C -- Agway Class 4C consists of all General Unsecured Claims against Agway. The aggregate amount of general unsecured claims timely filed against Agway approximates $1 billion. Agway estimates that on completion of the claims resolution process the aggregate amount of allowed claims in Agway Class 4C will range from approximately $475 million to $500 million, after deducting duplicate claims, claims not supported by the Agway's books and records, claims that have already been reduced by agreement of the parties or order of the Bankruptcy Court, claims that are subject to other objections, and claims covered by insurance. The claims in Agway Class 4C consist of the claims of holders of Agway Subordinated Debt Securities, suppliers and other vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition wrongful death, employment litigation, and/or property damage claimants to the extent not covered by insurance, parties to contracts with Agway that are being rejected, and other general unsecured claims.

                  Pursuant to the Plan, on the Effective Date, unless otherwise agreed to by the holder of an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim in Agway Class 4C will receive a distribution of its Ratable Proportion of Available Cash. After the Effective Date, each holder of an Allowed General Unsecured Claim in Agway Class 4C will receive Cash from the Liquidating Trust, if any.

                  Under the Plan, all Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of Claim was timely filed in the Chapter 11 Cases will be determined and liquidated either in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceedings as the same may be approved by order of the Bankruptcy Court. The Debtors, however, reserve the right to seek estimation of any and all Tort Claims in a court or courts of competent jurisdiction. To the extent that a Tort Claim is determined and liquidated pursuant to a final, nonappealable judgment in such a tribunal or in any such alternative dispute resolution or similar proceeding, such Tort Claim shall, subject to the following paragraph, be deemed an Allowed General Unsecured Claim in such liquidated amount and, if such Tort Claim is against Agway, satisfied in accordance with the treatment specified in Agway Class 4C for holders of General Unsecured Claims against Agway.

                  To the extent that any holder of a Tort Claim has recourse to any insurance policy (in excess of the Debtors' deductible amounts) issued to or for the benefit of the Debtors, the holder of such Claim must first, to the satisfaction of the Debtors or the Liquidating Trustee, use its best efforts to collect its Allowed Claims from the Insurance Carrier. Any remaining unpaid portion of such Tort Claim shall be treated as an Allowed General Unsecured Claim. Any liquidated and determined Tort Claim shall be the obligation of, and satisfied by, any applicable insurance agreement providing coverage for the Tort Claim. Any Tort Claim within the deductible amount must be asserted solely against the Liquidating Trust and not against any Insurance Carrier.

                  The Debtors anticipate that the initial distribution on the Effective Date to holders of Allowed General Unsecured Claims will be in the range of 30%-40% of the amount of such Allowed Claim. The remaining distributions will be made following the Effective Date from cash in the Liquidating Trust.

                  Distributions to holders of General Unsecured Claims could be higher than the anticipated aggregate recovery amount of 54%-66% if Agway or the Liquidating Trustee is successful in recovering cash as a result of claims and actions that Agway may have against third parties.

                  Agway Class 4C is impaired by the Plan. Each General Unsecured Creditor in Agway Class 4C with an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

                  AGWAY CLASS 5A - Agway Class 5A consists of all Retiree Claims. This class consists of all Prepetition Pension Eligible BEP Claims, Social Security Supplement Claims, Retiree Pre-65 Surviving Spouse Medical Reimbursement Claims and/or Death Benefit Claims.

                  Pursuant to the Plan, on the Pension Plan Distribution Date, or as soon thereafter as is practicable, each holder of an Allowed Retiree Claim will receive either a lump sum payment or lifetime annuity based on 62.5% of its Allowed Retiree Claim from the Pension Plan. The option of a lump sum payment or lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan. In the event the participant fails to make an election, the Pension Plan generally requires the plan to provide the benefit as a lifetime annuity.

                  To the extent a prepetition Retiree Claim is determined after the Effective Date to be ineligible to be included in the Pension Plan it shall be treated as a General Unsecured Claim and the distribution on account of such Claim shall be paid in accordance with Section 5.06(b) of the Plan immediately upon such determination.

                  Agway Class 5A is impaired by the Plan. Each holder of an Allowed Retiree Claim is entitled to vote to accept or reject the Plan.

                  AGWAY CLASS 5B - Agway Class 5B consists of all Post 65 Retiree Medical Claims against Agway. Agway Class 5B consists of all claims by eligible retirees or employees pursuant to Agway's over 65 retiree medical program.

                  Pursuant to the Plan, on the Pension Plan Distribution Date, or as soon thereafter as is practicable, holders of Allowed Post 65 Retiree Medical Claim will receive either a lump sum payment or lifetime annuity based on the following: (x) current enrollees in the Post 65 Retiree Medical Plan shall receive their Ratable Proportion of $4.1 million payable from the Pension Plan, and (y) each holder of an Allowed Post 65 Retiree Medical Claim that opted out of the Post 65 Retiree Medical Plan will receive its Ratable Proportion of $1.9 million payable from the Pension Plan, as described more fully in Section VII.A.7 of the Disclosure Statement. The option of a lump sum payment or lifetime annuity will be given to such holder in accordance with applicable law and the options available under the Pension Plan. In the event the participant fails to make an election, the Pension Plan generally requires the plan to provide the benefit as a lifetime annuity

                  To the extent a Post 65 Retiree Medical Claim is determined after the Effective Date to be ineligible to be included in the Pension Plan it shall be treated as a General Unsecured Claim and the distribution on account of such Claim shall be paid in accordance with Section 5.06(b) of the Plan immediately upon such determination.

                  Agway Class 5B is impaired by the Plan. Each holder of an Allowed Post 65 Retiree Medical Claim is entitled to vote to accept or reject the Plan.

                  AGWAY CLASS 6 -- Agway Class 6 consists of all Section 510(b) Claims against Agway. Agway Class 6 consists of all claims under the securities laws that have been or could have been asserted against Agway. Claims under the securities laws include claims arising from rescission of a purchase or sale of an Agway security or for damages for the purchase or sale of such a security. Such claims also include any claims for reimbursement or contribution in connection with such claims for rescission or damages. Securities of Agway includes any note, bond, debenture, or share of preferred or common stock, whether or not outstanding on the Petition Date.

                  There will be no distribution to holders of Allowed Section 510(b) Claims and Agway Class 6 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

                  AGWAY CLASS 7 -- Agway Class 7 consists of all Equity Interests in Agway, Inc. Agway Class 7 includes holders of an equity security of Agway represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in Agway, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

                  Pursuant to the Plan, on the Effective Date, all Equity Interests in Agway, Inc. shall be deemed cancelled and one new share of Agway common stock will be issued to the Equity Custodian, who will hold such share for the benefit of such former holders in Agway consistent with these holders' former economic entitlements.

                  There is not expected to be any distribution to holders of Equity Interests and Agway Class 7 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

                  FCI PLAN:
                  ---------

                  FCI CLASS 1 - FCI Class 1 consists of all Secured Claims against Feed Commodities International LLC ("FCI"). This class consists of the claims of various lenders and other secured creditors of FCI. FCI estimates that, as of December 18, 2003, the aggregate amount of the claims in these classes was approximately $0.

                  Pursuant to the Plan, on the Effective Date, unless otherwise agreed to by the holder of an Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive (i) the amount of the proceeds actually realized from the sale of any Collateral securing such Claim, less the actual costs and expenses of disposing of such Collateral; and/or (ii) the Collateral securing such Claim, but in neither case in an amount greater than necessary to pay such Allowed Secured Claim in full, plus any interest (including post-petition interest) on such Allowed Secured Claim and any reasonable fees, costs or charges provided for under the governing agreements, to be allowed and paid pursuant to section 506(b) of the Bankruptcy Code. To the extent that the amount of a Secured Claim exceeds the value of the Collateral securing such Allowed Secured Claim that portion of such Claim shall be treated as an unsecured deficiency Claim in FCI Class 3B.

                  FCI CLASS 2 - FCI Class 2 consists of all Priority Non-Tax Claims against FCI. The claims in FCI Class 2 are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For FCI, these claims relate primarily to prepetition wages and employee benefit plan claims that had not yet been paid as of the Petition Date. These claims have already been paid by FCI during the Chapter 11 Cases pursuant to an order entered by the Bankruptcy Court on the Petition Date. Accordingly, FCI believes that the aggregate allowed amount of the claims in this classes will be $0.

                  FCI CLASS 3A - FCI Class 3A consists of all Convenience Claims against FCI. The Debtors estimate that over 100 creditors have claims of $1,000 or less. The vast majority of these claims are trade payables. For purposes of administrative convenience and in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides on the Effective Date that each holder of a general unsecured claim which is an Allowed Claim in the amount of $1,000 or less may elect to receive a cash distribution in the amount of such Allowed Convenience Claim.

                  FCI CLASS 3B - FCI Class 3B consists of all Workers' Compensation Claims against FCI. On the Effective Date or as soon thereafter as the Workers' Compensation Claim is resolved by the applicable insurance company, each holder of an Allowed Workers' Compensation Claim in FCI Class 3B will continue to receive its benefits unimpaired by the Plan.

                  FCI CLASS 3C - FCI Class 3C consists of all General Unsecured Claims against FCI. The aggregate amount of general unsecured claims timely filed against FCI exceeds $7.9 million. FCI estimates that on completion of the claims resolution process the aggregate amount of allowed claims in FCI Class 3C will be approximately $8 million, after deducting duplicate claims, claims not supported by the FCI's books and records, claims that have already been reduced by agreement of the parties or order of the Bankruptcy Court, claims that are subject to other objections, and claims covered by insurance. The claims in FCI Class 3C consist of Intercompany Claims and the claims of suppliers and other vendors.

                  Pursuant to the Plan, on the Effective Date, unless otherwise agreed to by the holder of an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim in FCI Class 3C will receive a distribution of its Ratable Proportion of Available Cash in the FCI estate.

                  Under the Plan, all Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of Claim was timely filed in the Chapter 11 Cases will be determined and liquidated either in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceedings as the same may be approved by order of the Bankruptcy Court. FCI, however, reserves the right to seek estimation of any and all Tort Claims in a court or courts of competent jurisdiction. To the extent that a Tort Claim is determined and liquidated pursuant to a final, nonappealable judgment in such a tribunal or in any such alternative dispute resolution or similar proceeding, such Tort Claim shall, subject to the following paragraph, be deemed an Allowed General Unsecured Claim in such liquidated amount and, if such Tort Claim is against FCI, satisfied in accordance with the treatment specified in FCI Class 3C for holders of General Unsecured Claims against FCI.

                  To the extent that any holder of a Tort Claim has recourse to any insurance policy (in excess of the Debtors' deductible amounts) issued to or for the benefit of the Debtors, the holder of such Claim must first, to the satisfaction of the Debtors or the Liquidating Trustee, use its best efforts to collect its Allowed Claims from the Insurance Carrier. Any remaining unpaid portion of such Tort Claim shall be treated as an Allowed General Unsecured Claim. Any liquidated and determined Tort Claim shall be the obligation of, and satisfied by, any applicable insurance agreement providing coverage for the Tort Claim. Any Tort Claim within the deductible amount must be asserted solely against the Liquidating Trust and not against any Insurance Carrier.

                  FCI Class 3C is impaired by the Plan. Each General Unsecured Creditor in FCI Class 3C with an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

                  FCI CLASS 4 -- FCI Class 4 consists of all Equity Interests in FCI. Agway, Inc. holds 100% of the membership interest in FCI and, as such, is the sole equity holder of FCI.

                  It is anticipated that there may be no distribution to Agway, Inc. as the holder of the Equity Interest. In such event, then FCI Class 4 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan. However, to the extent that there is any cash or property after all holders of Allowed Claims against FCI have been paid in full, such excess cash or property shall be distributed to the Liquidating Trust.

B. MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN - THE LIQUIDATING TRUST

        (a) Establishment of the Liquidating Trust. On or before the Effective Date, Agway shall execute a Liquidating Trust Agreement and shall take all other steps necessary to establish its Liquidating Trust. On the Effective Date, and in accordance with Section 7.01(e) of the Plan, Agway shall transfer to the Liquidating Trust all of its right, title and interest in the Liquidating Trust Assets and Claims and an amount of Cash as provided in Section 7.01(d) of the Plan. In connection with the above-described rights and causes of action, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Liquidating Trust shall vest in the Liquidating Trustee and its representatives. Notwithstanding the occurrence of the Effective Date, to the extent that operating assets of active businesses remain unsold, such asset/s may be retained by Agway and not delivered into the Liquidating Trust pending the liquidation of such asset/s. The proceeds from the sale of such assets shall be conveyed to the Liquidating Trust. Notwithstanding anything herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed General Unsecured Claim in accordance with
Section 7.01(f) of the Plan, in the unlikely event that distributions of Cash and the value of such holder's interest in the Liquidating Trust Assets, in accordance with Section 7.01(f) of the Plan, are equal to or in excess of one

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

hundred percent (100%) of such holder's Allowed General Unsecured Claim, then the amount of Cash and the fair market value of the holder's interest in the Liquidating Trust Assets remaining to be distributed to such holder in excess of one hundred percent (100%) shall be deemed re-transferred to the Liquidating Trustee on behalf of and for the benefit of the holders of Allowed General Unsecured Claims, and then for the benefit of Claims in conformity with the Bankruptcy Code.

                  All Claims against Agway shall be deemed to be Claims against the Liquidating Trust and treated in accordance with the Plan. All claims against non-Debtors shall be administered by the Liquidating Trustee and shall be treated in accordance with state law and the insurance policies of such non-Debtor.

        (b) Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

        (c) Reserve Accounts for Disputed Claims. On and after the Effective Date, the Liquidating Trustee shall allocate to the Disputed Claims Reserve: (i) Cash in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed Claim on the Effective Date or any Subsequent Distribution Date, (ii) net earnings on such Cash and (iii) any other property distributed in respect of such beneficial interests in the Liquidating Trust. All Cash and Cash equivalents and earnings thereon shall be used to satisfy any expenses incurred in connection with the maintenance of the Disputed Claims Reserve, including taxes payable by the Disputed Claims Reserve, if any, and repayment of any Tax Advances.

        (d) Funding Expenses of the Liquidating Trust. In accordance with the Liquidating Trust Agreement and any other agreements entered into in connection therewith, on the Effective Date, Agway shall transfer an amount of Cash (in addition to any Cash allocated to the Disputed Claims Reserve) to its Liquidating Trust reasonably necessary to fund the administrative expenses of the Liquidating Trust. To the extent such amount subsequently proves insufficient, the Liquidating Trustee may borrow additional amounts to fund any reasonably necessary administrative expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or fees and expenses in connection with its liquidation).

        (e) Transfer of Assets. The transfer by Agway of the Liquidating Trust Assets and Claims (and an amount of Cash as provided in Section 7.01(d) of the Plan) to the Liquidating Trust shall be made, as provided herein, for the benefit of holders of Allowed General Unsecured Claims against Agway whether Allowed on or after the Effective Date. In this regard, the assets to be held by the Liquidating Trust initially will be deemed transferred to holders of Allowed Claims against Agway, and, in respect of any Disputed Claims, allocated to the Disputed Claims Reserve. Immediately thereafter and on behalf of such recipients, Agway shall transfer such assets to its Liquidating Trust in exchange for the undivided beneficial interests in the applicable Liquidating Trust for the benefit of holders of such Claims, in accordance with the Plan. Upon transfer of the Liquidating Trust Assets and Claims, Agway shall have no interest in or with respect to the Liquidating Trust Assets and Claims or the Liquidating Trust. Notwithstanding the occurrence of the Effective Date, Agway will continue to hold the Pension Plan and Thrift Plan until each are terminated and all assets of such plan are fully distributed, whereupon Agway will be dissolved and its common stock will be extinguished.

                  It is the intention of Agway that a substantial portion of its right, title and interest in the Liquidating Trust Assets and Claims be transferred to the Liquidating Trust on the Effective Date. The failure to transfer one or more assets constituting a Liquidating Trust Asset or Claim on the Effective Date, however, shall not preclude Agway from effecting such transfer at a later date. In furtherance thereof, Agway by any of its authorized representatives and/or by the Liquidating Trustee shall be authorized and empowered to execute, deliver and cause the recording of such deeds, titles or other instruments of conveyance as are necessary to effect the transfer of such Liquidating Trust Assets and Claims to the Liquidating Trust.

                  For federal income tax purposes, all parties including, without limitation, the Debtors, the Liquidating Trustee and the holders of Allowed General Unsecured Claims who are beneficiaries of the Liquidating Trust, shall treat the transfer of assets to the Liquidating Trust, in accordance with the terms of the Plan, as a transfer to the holders of Allowed Unsecured Claims (and in respect of the Disputed Claims, the Disputed Claims Reserve) followed by an immediate transfer by such holders to the Liquidating Trust, and the beneficiaries of the Liquidating Trust shall be treated as the grantors and owners thereof.

        (f) Liquidation of Assets, Responsibilities of Liquidating Trustee. The Liquidating Trustee, in its reasonable business judgment and subject to the supervision of the Liquidating Trust Advisory Committee, and subject to the continuing jurisdiction of the Bankruptcy Court, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Liquidating Trust, make timely distributions and not unduly prolong the duration of the Liquidating Trust. The liquidation of the Liquidating Trust Assets and Claims may be accomplished either through the sale, prosecution, compromise and settlement, abandonment or dismissal of the applicable Liquidating Trust Assets and Claims. The Liquidating Trustee shall have the absolute right to determine whether or not to pursue any of the Claims comprising the applicable Liquidating Trust Assets and Claims, as it determines is in the best interests of the beneficiaries of the Liquidating Trust and consistent with the purpose of the Liquidating Trust and subject to the terms of the Liquidating Trust Agreement. The Liquidating Trustee shall not have any liability for the outcome of decisions. The Liquidating Trustee may incur any reasonable and necessary expenses arising from or related to the liquidation and conversion to Cash of the Liquidating Trust Assets and Claims.

                  The Liquidating Trustee shall be designated in the Confirmation Order or in the Liquidating Trust Agreement and shall have the power (i) to liquidate or prosecute for the benefit of the Liquidating Trust the Liquidating Trust Assets and Claims (whether such suits are brought in the name of the applicable Liquidating Trust or otherwise) and (ii) to administer the assets of the Liquidating Trust and otherwise perform the functions and take the actions provided for or permitted in the Liquidating Trust Agreement or in any other agreement executed by the Liquidating Trustee pursuant to the Plan. Any and all proceeds generated from the various Liquidating Trust Assets and Claims shall constitute the property of the Liquidating Trust.

                  The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust(including tax issues related to the Disputed

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

Claims Reserve) under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trusts for all taxable periods through the dissolution of the Liquidating Trust.

                  The Liquidating Trustee or Liquidating Trust may also serve as the Disbursing Agent, the Equity Custodian, and the Pension Plan and Thrift Plan Administrator.

        (g) Valuation of Assets. As soon as possible after the Effective Date, but in no event later than ninety (90) days thereafter, (i) the Liquidating Trustee shall inform, in writing, the Disbursing Agent of the value of the Liquidating Trust Assets and Claims and the Cash transferred to the Liquidating Trust pursuant to the Plan and (ii) the Disbursing Agent shall apprise, in writing, the original beneficiaries of the Liquidating Trust of such valuation. The valuation shall be used consistently by all parties (including Agway, the Liquidating Trustee and the beneficiaries of the Liquidating Trust) for all federal income tax purposes.

        (h) Investment Powers. The right and power of the Liquidating Trustee to invest any Cash transferred to the Liquidating Trust, the Cash proceeds from the realization or disposition of any of the Liquidating Trust Assets and Claims, and any income earned by the Liquidating Trust, shall be limited to the right and power to invest such Cash (pending periodic distributions in accordance with Section 7.01(h) of the Plan) in United States Treasury Bills, interest-bearing certificates of deposit, tax exempt securities or investments permitted by section 345 of the Bankruptcy Code or otherwise authorized by the Bankruptcy Court, using prudent efforts to enhance the rates of interest earned on such Cash without inordinate credit risk or interest rate risk; provided, however, that (a) the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation section 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (b) the Liquidating Trustee may expend the Cash of each of the Liquidating Trust (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Liquidating Trust during liquidation,
(ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or fees and expenses in connection with litigation concerning any Claims held by a Liquidating Trust) and (iii) to satisfy other liabilities incurred by a Liquidating Trust in accordance with the Plan or the Liquidating Trust Agreement.

        (i) Semi-Annual Distribution; Withholding. The Liquidating Trustee shall distribute at least semi-annually to the holders of the beneficial interests in the Liquidating Trust, in accordance with such holders' relative beneficial interests in the applicable Liquidating Trust, all Cash on hand (including, without limitation, all net Cash income plus all net Cash proceeds realized from the liquidation of the Liquidating Trust Assets and Claims and, including as Cash for this purpose, all permitted investments under section 7.01(h) of the Plan); provided, however, that the Liquidating Trust may retain

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

such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the applicable Liquidating Trust during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the assets of the Liquidating Trust), and (iii) to satisfy other liabilities incurred by the Liquidating Trust in accordance with the Plan or the Liquidating Trust Agreement. The Liquidating Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Liquidating Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

        (j) Reporting Duties. (i) The Liquidating Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Liquidating Trustee shall also annually send to each holder of a beneficial interest in the Liquidating Trust a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns. The Liquidating Trust's taxable income will be allocated among the holders of beneficial interests in a Liquidating Trust based upon each holder's Ratable Proportion of the beneficial interests in the Liquidating Trust.

                  (ii) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (a) treat the Disputed Claims Reserve as one or more discrete trusts for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (iii) treat as taxable income or loss of the Disputed Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iv) treat as a distribution from the Disputed Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any Disputed Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Disputed Claims Reserve determined in accordance with the provisions hereof, and
(v) to the extent permitted by applicable law, report consistent with the foregoing for state and local income tax purposes. All holders of Claims shall report, for tax purposes, consistent with the foregoing.

                  In addition,  the Liquidating  Trustee shall file (or cause to
be  filed)  any  other  statements  returns  or  disclosures   relating  to  the
Liquidating Trust that are required by any governmental unit.

        (k) Trust Implementation. On the Effective Date, the Liquidating Trust will become effective for the benefit of the applicable holders of Allowed General Unsecured Claims and, in respect of any Disputed Claims, the Disputed Claims Reserve. The Liquidating Trust Agreement shall be included in the Plan Supplement and shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Liquidating Trust as a grantor trust for federal income purposes. All parties (including Agway, the Liquidating Trustee and holders of Allowed General Unsecured Claims against Agway) shall execute any documents or other instruments as necessary to cause

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

title to the Liquidating Trust Assets and Claims to be transferred to the Liquidating Trust.

        (l) Registry of Beneficial Interests; Non-Assignability. To evidence each holder's beneficial interest in the Liquidating Trust, the Liquidating Trustee shall maintain a registry of such holders. A holder's beneficial interest shall not be certificated and may not be assigned or otherwise transferred by any holder other than (i) to any relative, spouse or relative of the spouse of such holder, (ii) to any trust or estate in which such holder has a majority of the beneficial interest (excluding contingent interests), (iii) to any corporation, partnership or other organization in which such holder is the beneficial owner of a majority of the voting securities or equity interest, or which owns a majority of the voting securities or beneficial interest of such holder and (iv) upon the death or dissolution of such holder in accordance with the operation of law; provided, that any such transfer pursuant to clause (iv) shall be effected in compliance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and any other applicable federal or state securities law.

        (m) Termination. The Liquidating Trust will terminate no later than the third (3rd) anniversary of the Effective Date, provided, however, that, on or prior to the date six (6) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Liquidating Trust for a fixed period if it is necessary to facilitate or complete the liquidation of its Liquidating Trust Assets and Claims. Notwithstanding the foregoing, additional extensions can be obtained so long as Bankruptcy Court approval is obtained at least six (6) months prior to the expiration of each previously extended term; provided, however, that the aggregate of all such extensions shall not exceed five (5) years, unless the Liquidating Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Liquidating Trust as a grantor trust for federal income tax purposes.

        (n) Net Liquidating Trust Recovery/Affirmative Obligations. Notwithstanding anything contained herein to the contrary or the transfer of claims and actions to the Liquidating Trust, in the event that a claimant in an action brought by the Liquidating Trustee for and on behalf of the Liquidating Trust (i) is required by a Final Order to make payment to the Liquidating Trust (the "Judgment Amount"), and (ii) has an Allowed right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law, then the Judgment Amount shall be offset against any amount such claimant owes to the applicable Debtor.

C. DISTRIBUTIONS

        1.     METHOD OF DISTRIBUTION UNDER THE PLAN

                  One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan of Liquidation and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

                  Any claim which is not a disputed claim and for which a proof of claim has been filed is an allowed claim. Any claim that has been listed by any Debtor in such Debtor's schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or

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

contingent is an allowed claim in the amount listed in the schedules unless an objection to such claim has been filed. If the holder of such claim files a proof of claim in an amount different than the amount set forth on the Debtor's schedules of assets and liabilities, the whole claim is a disputed claim. Any claim that has been listed in the Debtor's schedules of assets and liabilities as disputed, contingent or not liquidated and for which a proof of claim has been filed is a disputed claim. Any claim for which an objection has been timely interposed is a disputed claim. For an explanation of how disputed claims will be determined, see Section VIII.D of this Disclosure Statement.

                  An objection to any claim may be interposed by the Liquidating Trustee within 120 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court. Any claim for which an objection has been interposed will be an Allowed Claim to the extent the objection is determined in favor of the holder of the claim.

        2.       TIMING OF DISTRIBUTION UNDER THE PLAN

                  Pursuant to the Plan, and unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan to the holders of Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable.

                  After the Effective Date, to the extent Cash and other property not subject to any lien is available from (i) the Disputed Claims Reserve, following the disallowance or reduction of such Disputed General Unsecured Claims, (ii) undeliverable, time-barred or unclaimed distributions to holders of Allowed General Unsecured Claims, or (iii) the proceeds of Liquidating Trust Assets and Claims, the Disbursing Agent or the Liquidating Trustee shall, on each Subsequent Distribution Date, allocate such Cash and other property among the holders of Allowed General Unsecured Claims that were Allowed on the Effective Date or subsequently have become Allowed on or before such distribution date and the holders of any still pending Disputed Unsecured Claims (to the extent provided by the Plan); with the Cash and other property allocated to Allowed General Unsecured Claims distributed to holders of such Claims and the Cash and other property allocated to pending Disputed Unsecured Claims retained in the Disputed Claims Reserve to be administered in accordance with Article VI of the Plan; provided, however, that any distributions from the Disputed Claims Reserve shall be net of certain costs and expenses as provided in the Plan and subject to the prior repayment of any outstanding Tax Advance associated with the released funds in accordance with the Plan. In no event shall the Disbursing Agent be obligated to make a distribution if, in the reasonable business judgment of the Disbursing Agent after consultation with the Liquidating Trustee, the amount then on hand and the ultimate distribution to be made would not be justified, taking into account all of the attendant costs of such distribution. In such case, any undistributed amount may be held over to the next Subsequent Distribution Date.

                  Distributions made after the Effective Date to the Disputed Claims Reserve for the benefit of the holders of Disputed Claims that later become Allowed Claims shall be deemed to have been made on the Effective Date.

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

D.       PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN OF LIQUIDATION

        1.       DISPUTED CLAIMS

                  A Disputed Claim is a Claim that has not been allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court. In addition, all prepetition Tort Claims not previously allowed by the Bankruptcy Court are Disputed Claims. A claim for which a proof of claim has been filed but that is listed on the Debtors' schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a Disputed Claim. If a holder of a Claim has filed a proof of claim that is inconsistent with the claim as listed on the Debtors' schedules of assets and liabilities, such Claim is a Disputed Claim. Any claim for which the Debtors or any party in interest have interposed (or will interpose) a timely objection is a Disputed Claim.

                (a)      No Distribution Pending Allowance

                If any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim (other than the transfer of the Liquidating Trust Assets to the Liquidating Trust). Until such time, with respect to General Unsecured Claims, the Liquidating Trustee shall withhold from the property to be distributed to holders of beneficial interests in the Liquidating Trust the portion of such property allocable to Disputed Claims and shall hold such property in the Disputed Claims Reserve in accordance with Article VIII and Section 7.01(i) of the Plan. If any Disputed Claims are disallowed, the Liquidating Trust Assets held in the Disputed Claims Reserve shall be released as and to the extent the Liquidating Trustee determines such property is no longer necessary to fund unresolved Disputed Claims, and such Liquidating Trust Assets shall be distributed in accordance with Section 6.07 of the Plan.

                (b)      Resolution of Disputed Claim

                (i) Agway - Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, Agway, and following the Effective Date, the Liquidating Trustee, shall have the right to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to Claims against Agway and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than 120 days after the Effective Date. Following the Effective Date, all objections to Claims asserted by Agway shall be deemed made by the Liquidating Trustee, who thereafter shall have the right to the exclusion of all others, to prosecute or settle such objections. From and after the Confirmation Date, all objections shall be litigated to a Final Order except to the extent the Liquidating Trustee elects to withdraw any such objection or the Liquidating Trustee and the claimant elect to compromise, settle or otherwise resolve any such objection, in which event they may settle, compromise or otherwise resolve any Disputed Claim without approval of the Bankruptcy Court.

                (ii) FCI - Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, FCI shall have the right to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to Claims against FCI and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as

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

practicable, but in no event later than 120 days after the Effective Date. From and after the Confirmation Date, all objections shall be litigated to a Final Order except to the extent FCI elects to withdraw any such objection or FCI and the claimant elect to compromise, settle or otherwise resolve any such objection, in which event they may settle, compromise or otherwise resolve any Disputed Claim without approval of the Bankruptcy Court.

                (c)      Estimation

                FCI, Agway and the Liquidating Trustee following the Effective Date, may request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether FCI, Agway or the Liquidating Trustee (as applicable) have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (or the Liquidating Trustee) may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. On and after the Confirmation Date, Claims that have been estimated may be compromised, settled, withdrawn or otherwise resolved subsequently, without further order of the Bankruptcy Court.

                (d)      Allowance of Disputed Claims

                If, on or after the Effective Date, any Disputed Claim becomes an Allowed Claim, the Liquidating Trustee shall, on the Subsequent Distribution Date following the month in which the Claim becomes an Allowed Claim, distribute to the holder of such Allowed Claim (i) Cash in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed Claim on the Effective Date or any Subsequent Distribution Date, and earnings on such Cash, reduced by (ii) a Cash amount equal to such Claim's proportionate share of all expenses of the Disputed Claims Reserve, including without limitation, any taxes imposed by any governmental unit with respect to income generated by or attributable to property held in the Disputed Claims Reserve (including any outstanding Tax Advances) and reasonable reserves.

                  If and when such holder becomes entitled to a distribution in Cash from the Disputed Claims Reserve, the holder of such Allowed Claim shall be charged such holder's Ratable Proportion of any outstanding Tax Advances and the Disbursing Agent shall be entitled to withhold from such holder's distribution the amount required to pay such Ratable Proportion of any outstanding Tax Advances. If and when a claimant becomes entitled to a distribution in respect of its beneficial interest in the Liquidating Trust, the holder of such Allowed Claim shall have thirty (30) Business Days in which to pay in Cash such holder's Ratable Proportion of the Tax Advance. If a payment in full in Cash is not received in such thirty (30) day period, the Liquidating Trustee shall be entitled to reduce and permanently adjust the distributions that would otherwise be made to such holder, accordingly.

                (e)      Release of Funds from Disputed Claims Reserve

                  To the extent a Disputed Claim is disallowed, the Cash and other property that would other wise be distributed pursuant to Section 8.04 of the Plan will instead be distributed or allocated in accordance with Section

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

6.04; provided however, that if the Disputed Claims Reserve owes the Liquidating Trust for funds advanced or a Tax Advance, any beneficial interests in the Liquidating Trust otherwise distributable will not be distributed to the holder of the subject Allowed Claim until such time that such holder reimburses the Liquidating Trust for the Cash shortfall allocable to such Allowed Claim.

E.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        1.       CONTRACTS AND LEASES NOT EXPRESSLY ASSUMED ARE REJECTED

                  All executory contracts and unexpired leases, except for those expressly assumed by the Plan or by separate motion, are rejected pursuant to the Plan on the Effective Date, with such rejection effective as of the Confirmation Date.

                  The Plan provides for the Debtors to assume those executory contracts and unexpired leases specifically designated as a contract or lease to be assumed on Schedule 9.01 (to be included in a Plan Supplement) to the Plan. The Debtors will file Schedule 9.01, 20 days prior to the deadline for voting on the Plan. Any time prior to the first Business Day prior to the commencement of the Confirmation Hearing of the Plan, the Debtors may amend Schedule 9.01. The Debtors will provide notice to the parties affected by any amendment to Schedule 9.01.

                  Any contract or lease that has already been assumed pursuant to a final order of the Bankruptcy Court or which is the subject of a separate motion to assume or reject such contract or lease filed prior to the filing of
Schedule 9.01 will not be rejected pursuant to the Plan.

                  Executory  contracts and  unexpired  leases that are listed on
Schedule 9.01 relating to the use or occupancy of real property are broadly defined to include related agreements or supplements and executory contracts or unexpired leases appurtenant to the premises. The treatment of these other agreements will be the same as for the underlying agreement (i.e., both will be assumed or both will be rejected) unless the Debtors specifically treat the other agreements separately in accordance with the provisions of the Plan.

                  Given the large number of contracts that the Debtors have entered into (many of which are no longer executory), it is possible that contracts may be inadvertently rejected under this procedure. Accordingly, if the non-Debtor party to such a contract requests in writing that such contract be assumed, the Debtors will consider such request. The request must state that any defaults under such contract are being waived.

        2.       CURE OF DEFAULTS

                  Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan.

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

        3.       REJECTION CLAIMS

                  If an entity with a claim for damages arising from the rejection of an executory contract or unexpired lease under the Plan has not filed a proof of claim for such damages, that Claim shall be barred and shall not be enforceable against the Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within THIRTY (30) days after the Confirmation Date.

F.       EFFECT OF CONFIRMATION

        1.       CLAIMS PRECLUSIONS AND TERMINATION OF EQUITY INTERESTS

                  Upon confirmation of the Plan, all holders of existing claims against and equity interests in the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further claim or equity interest based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest In addition, upon the Effective Date, each holder of a Claim against or equity interest in the Debtors shall be forever precluded and enjoined from prosecuting or asserting any discharged claim against or terminated equity interests in the Debtors.

        2.       EXCULPATION

                  The Plan exculpates the Debtors, the Committee, the Disbursing Agent, the Retiree Committee, and their respective members, officers, directors, employees, attorneys, advisors or agents who were members, officers, directors, employees, attorneys, advisors or agents, for conduct relating to the prosecution of the chapter 11 cases. Specifically, the Plan provides that neither the Debtors, the Committee, the Retiree Committee, Disbursing Agent, nor any of their respective members, officers, directors, employees, agents or professionals shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct, and, in all respects, the Debtors, the Committee, the Retiree Committee, the Disbursing Agent, and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

G.       RELEASES

                  As of the first anniversary of the Effective Date, the Plan provides for the deemed release by the Debtors, on behalf of themselves and their Subsidiaries, of the officers and directors of the Debtors and any of their non-debtor subsidiaries holding office at any time prior to the Effective Date, GE Capital, the DIP Lenders, the Committee, the Retiree Committee, the Indenture Trustee, and each of their respective agents, employees, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons or entities) (collectively, the
"Releasees"), affiliates and representatives, from any and all claims, debts, obligations, rights, suits, damages, judgments, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the first anniversary of the Effective Date or thereafter arising, in law, at equity, or otherwise. The releases do not include, however, claims arising from (i) willful misconduct, including, but not limited to, conduct that results in a personal profit at the expense of the Debtors' estates, (ii) gross negligence, (iii) the Pew Litigation Claims, (iv) the Thrift Plan Litigation Claims, (v) the DOL Litigation Claims, and (vi) the Committee Litigation Claims, and (vii) all other claims asserted against any of the Releasees as of the first anniversary of the Effective Date. This provision is intended to release all claims of the Debtors except those listed above, whether arising prepetition or postpetition against these individuals. The release is limited to claims that could be asserted by any Debtor or that any Debtor is entitled to assert in its own right or on behalf of any holder of any Claim or Interest or other Person.

H.       PRESERVATION OF AVOIDANCE ACTIONS

                  The Debtors are preserving and retaining their right to prosecute any avoidance or recovery actions under the Bankruptcy Code and transferring such claims to the Liquidating Trust. These include the ability to avoid statutory liens and the ability to recover preferential transfers, preferential setoffs, fraudulent conveyances and unauthorized transfers of property of the estate.

I.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

                  The Plan will not become effective unless and until the following conditions will have been satisfied pursuant to Section 10.01 of the
Plan:

                o The Confirmation Order will have been entered by the Bankruptcy Court.

                o All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan, including without limitation the Liquidating Trust Agreement and the documents comprising the Plan Supplement that are necessary for effectuation of Plan, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived; and

                  The Plan Proponents may waive the occurrence of any of the foregoing conditions precedent to effectiveness of the Plan.

J.       MISCELLANEOUS PROVISIONS

                  The Plan contains certain other provisions relating to the cancellation of existing securities, corporate actions, the disbursing agent, delivery of distributions, manner of payment, vesting of assets, binding effect of the Plan, term of injunctions or stays, injunction against interference with the Plan, payment of statutory fees, dissolution of the Committee (at an appropriate time after the Effective Date), compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing. For more information regarding this items, see the Plan of Liquidation attached hereto as Exhibit A.

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

                                      IX.

                        CERTAIN FACTORS TO BE CONSIDERED

A.       CERTAIN BANKRUPTCY CONSIDERATIONS

                  Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing, especially in light of the conditions precedent to the Effective Date.

                  The Plan provides for no distribution to Agway Class 6 (Section 510(b) Claims), Agway Class 7 (Equity Interests), and FCI Class 4 (Equity Interests). The Bankruptcy Code conclusively deems these classes to have rejected the Plan. Notwithstanding the fact that these Classes are deemed to have rejected the Plan, the Bankruptcy Court may confirm the Plan if at least one impaired Class votes to accept the Plan (with such acceptance being determined without including the vote of any "insider" in such class). Thus, for the Agway Plan to be confirmed with respect to Agway and the FCI Plan to be confirmed with respect to FCI, one impaired Class as to each such Plan, among the Voting Classes, must vote to accept the Plan. As to each impaired class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these classes. Agway and FCI believe that the Plan (as to each of them) satisfies these requirements. For more information, see
Article X. below.

                  In order to resolve Retiree Claims, and subject to available funding and obtaining requisite approvals including but not necessarily limited to a favorable IRS ruling, Agway proposes to modify its Pension Plan to include a percentage of the claims described herein. The claims that will be included in the Pension Plan include the portion of the estimated termination liability of the Retiree Claims and eligible components of the other described benefits. All estimates of benefit liabilities are to be made using actuarial methods and assumptions currently used by Agway's actuary. In the event that the proposed modifications to the Pension Plan cannot be effectuated in whole or in part, the affected prepetition Claims will be treated under the Plan as Agway Class 4C claims (General Unsecured Claims), and affected postpetition Claims will be treated under the Plan as holders of Administrative Claims.

                                       X.

                     CONFIRMATION OF THE PLAN OF LIQUIDATION

A.       CONFIRMATION HEARING

                  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a Plan of Liquidation. The confirmation hearing for the Debtors' Joint Plan is scheduled for [__] _.M. Eastern Time, on [INSERT DATE], before the Honorable Stephen D. Gerling, 10 Broad Street, Utica, New York. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned confirmation hearing.

                  Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the claim or number and type of shares of interests held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the following parties no later than 4:00 p.m. Eastern Time on [DATE]: (i) Weil, Gotshal & Manges LLP, Co-Attorneys for Debtors and Debtors in Possession, 767 Fifth Avenue, New York, New York 10153,
Attention: Judy J.Z. Liu, Esq. and Menter, Rudin & Trivelpiece, P.C., 500 South Salina Street, Suite 500, Syracuse, New York 13202, Attention: Jeffrey A. Dove;
(ii) the Office of the United States Trustee for the Northern District of New York, 10 Broad Street, Utica, New York 13502, Attention: Guy A. VanBaalen, Esq.;
(iii) the attorneys for the Debtors' postpetition lenders, (iv) Pachulski Stang Ziehl Young Jones & Weintraub P.C., the attorneys for the Committee, 780 Third Avenue, 36th Floor, New York, New York 10017 (Attn: Robert Feinstein, Esq.); (v) Nicholas S. Priore, Esq., Getnick Livingston Atkinson Gigliotti & Priore, LLP, 258 Genesee Street, Suite 401, Utica, NY 13502, counsel for ACE Insurance; (vi) David L. Ganje, Esq., Ganje Law Office, Two Tower Place, Albany, NY 12203, counsel for CitiCapital Commercial Corporation f/k/a Associates Commercial Corporation; (vii) David L. Rasmussen, Esq., Harris Beach LLP, 99 Garnsey Road, Pittsford, NY 14534, counsel for Zurich North America; (viii) Roger Reierson, Esq., Office of the General Counsel, 1200 K Street, N.W., Suite 340, Washington, DC 20005, counsel for Pension Benefit Guaranty Corporation; and (ix) the Securities and Exchange Commission, the Internal Revenue Service, and other government agencies to the extent required by the Bankruptcy Rules and the Local Bankruptcy Rules for the Northern District of New York.

                  Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is
(i) accepted by at least one impaired class, and, if rejected by other impaired classes, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such classes, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

        1.       UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

                  To obtain nonconsensual confirmation of the Plan, the Bankruptcy Court must determine that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests -- i.e., tests which, if satisfied, allow the Plan to be confirmed over the objection of the nonaccepting Class -- for secured creditors, unsecured creditors and equity holders, as follows:

                  a.       Secured  Creditors.  Either (i) each impaired secured
                           ------------------
                           creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each

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
                           impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

                  b.       Unsecured  Creditors.  Either (i) each  non-accepting
                           --------------------
                           impaired unsecured creditor class receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  c.       Equity Interests. Either (i) each holder of an equity
                           ----------------
                           interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or
                           (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

        2.       FEASIBILITY

                  Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the Bankruptcy Court finds that such plan is feasible. A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor, unless such reorganization or liquidation is proposed in the plan. Since the Plan provides for the liquidation of the Debtors, the Bankruptcy Court will find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet its post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan and closing the Chapter 11 Cases. The Debtors believe that the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Code.

        3.       BEST INTERESTS TEST

                  The Bankruptcy Code requires that each holder of an impaired claim or equity interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                  The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash that would be available for satisfaction of claims and equity interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

                  The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. Other liquidation costs include the expenses incurred during the Chapter 11 Cases allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals for the Debtors and statutory committees of unsecured creditors appointed in the Chapter 11 Cases, and costs and expenses of members of the Committee and Retiree Committee, as well as other compensation claims. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases.

                  The foregoing types of claims, costs, expenses, fees, and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured Claims.

                  The Debtors submit that each impaired Class will receive under the Plan a recovery at least equal in value to the recovery such Class would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

                  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, and (ii) the substantial increases in claims that would be satisfied on a priority basis, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

                  The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Other Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In the event litigation was necessary to resolve claims asserted in a chapter 7 case, the delay could be prolonged and administrative expenses increased.

                                      XI.

    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THIS PLAN OF LIQUIDATION

A.       LIQUIDATION UNDER CHAPTER 7

                  If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under section 1129(a) of the Bankruptcy Code, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which event a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the

Bankruptcy Code. If a trustee is appointed and the remaining assets of the Debtors are liquidated under chapter 7 of the Bankruptcy Code, all creditors holding Allowed Administrative Expense Claims, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims may receive distributions of a lesser value on account of their Allowed Claims and likely would have to wait a longer period of time to receive such distributions than they would under the Plan. A chapter 7 trustee, who would lack the Debtors' knowledge of their affairs, would be required to invest substantial time and resources to investigate the facts underlying the multitude of Claims filed against the Debtors. As indicated in the Liquidation Analysis annexed hereto at Exhibit B, the Debtors' creditors would receive a lesser recovery under a chapter 7 liquidation than under the Plan.

B.       ALTERNATIVE PLAN OF LIQUIDATION

                  If the Plan is not confirmed, the Debtors or any other party in interest (if the Debtors' exclusive period in which to file a plan of reorganization has expired) may attempt to formulate an alternative chapter 11 plan which might provide for the liquidation of the Debtors' assets other than as provided in the Plan. The Debtors have concluded that the Plan as proposed enables creditors to realize the most value under the circumstances.

C.       CERTAIN RISK FACTORS

                  In the event that the Plan is not confirmed or the Chapter 11 Cases are not converted to cases under chapter 7 of the Bankruptcy Code, the Debtor believes that such action or inaction, as the case may be, will cause the Debtors to incur substantial expenses and otherwise serve only to prolong unnecessarily the Chapter 11 Cases and negatively affect creditors' recoveries on their Claims.

                                      XII.

              EXISTENCE, DISSOLUTION, AND MANAGEMENT OF THE DEBTORS

                  Subject to the occurrence of the Effective Date, Agway shall be deemed substantively consolidated for purposes of voting and determining distributions under the Plan. Any obligation of Agway, Inc. Agway General Agency, Brubaker, Country Best Adams, or Country Best De-Berry and all guarantees thereof executed by one or more of Agway, Inc. Agway General Agency, Brubaker, Country Best Adams, or Country Best De-Berry will be deemed to be one obligation of deemed substantively consolidated Agway; any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against deemed consolidated Agway and each and every Claim filed in the individual Chapter 11 Cases of any of Agway, Inc. Agway General Agency, Brubaker, Country Best Adams, or Country Best De-Berry will be deemed filed against deemed substantively consolidated Agway.

                  Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan) affect: (i) the legal and organizational structure of Agway; (ii) pre- and post-chapter 11 guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (B) pursuant to the Plan; and (iii) distributions to holders of claims paid from insurance policies or proceeds of such policies.

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


                  On or before the Effective Date, [subject to approval of the Bankruptcy Court, the Plan Proponents] [the Committee, in consultation with the Debtors] shall select the Liquidating Trustee and the Disbursing Agent to implement the distributions and transfers contemplated by the Plan. After the Effective Date, the Liquidating Trustee shall administer the Liquidating Trust and the Disbursing Agent shall administer the Disputed Claims Reserve.

                  Subject to the terms of the Liquidating Trust Agreement, the Liquidating Trustee shall be responsible for administering all tax matters of the Liquidating Trust. On and after the Effective Date, the Liquidating Trustee shall be solely responsible for filing any tax returns for, and for all other tax matters relating to, any of the Debtors.

                  Except as set forth in Section VII (B) above, on the Effective Date and except as provided herein, (i) all of Agway's rights, title and interests in and to any Collateral (or the proceeds thereof) shall be transferred and assigned absolutely and unconditionally to the holders of liens against such Collateral (or the proceeds thereof), and (ii) all of Agway's rights, title and interests in and to all of, the Liquidating Trust Assets and Claims (except for the Pension Plan and the Thrift Plan) shall be transferred and assigned absolutely and unconditionally to the Liquidating Trust by operation of the Plan. Upon such assignments, Agway shall have no further responsibilities with respect to making distributions under the Plan.

                  Upon the Effective Date, Agway, Agway Energy, Telmark and FCI shall transfer and assign to its Liquidating Trust full title to, and the Liquidating Trust shall be authorized to take possession of, all of their entities' books and records. The Liquidating Trust shall have the responsibility of storing and maintaining books and records transferred hereunder. Agway, Agway Energy, Telmark and FCI shall cooperate with the Liquidating Trustee (or Disbursing Agent) to facilitate the delivery and storage of the books and records in accordance herewith. The Liquidating Trustee and Agway, Agway Energy, Telmark and FCI (or any of their successors as well as their current and former officers and directors) shall be entitled to reasonable access to any books and records transferred to the Liquidating Trust for all necessary corporate purposes, including, without limitation, defending or prosecuting litigation, determining insurance coverage, filing tax returns, and addressing personnel matters. For the purpose of this section, books and records include computer generated or computer maintained books and records and computer data, as well as electronically generated or maintained books and records or data, along with books and records of Agway, Agway Energy, Telmark and FCI maintained by or in possession of third parties and all of the claims and rights of Agway, Agway Energy, Telmark and FCI in and to their books and records, wherever located.

                  Upon the Effective Date, Agway and FCI shall perform each of the actions and effect each of the transfers required by the terms of the Plan, in the time period allocated therefor.

                  Each of the officers of Agway and FCI is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, including without limitation, the Plan Supplement, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                  Within thirty (30) days after the Liquidating Trust Assets have been transferred in full to the Liquidating Trust, or as soon thereafter as is practicable, each Debtor, other than Agway, Inc., that has not yet been dissolved either (i) shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of such Debtor, provided, however, that each such Debtor shall file with the office of the Secretary of State or other appropriate office for the state of its organization a certificate of cancellation or dissolution, or (ii) be merged with and into another Debtor and, in that case, file an appropriate certificate of merger with the appropriate office for the state of its organization. Agway, Inc. shall be deemed dissolved once the Pension Plan and Thrift Plan have been terminated and all assets of such plan have been fully distributed.

                  When all Disputed Claims filed against Agway and FCI have either been expunged or have become Allowed Claims and the Plan has been substantially consummated, the Liquidating Trustee may seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and Bankruptcy Rules.

                                     XIII.

       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION

A.       INTRODUCTION

                  The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of Voting Classes of Claims. The following summary does not address the federal income tax consequences to (i) holders whose Claims are entitled to satisfaction in full (e.g., holders of Secured Claims, Priority Non-Tax Claims, Convenience Claims, and Workers' Compensation Claims against any of the Debtors), or (ii) holders whose Claims or Equity Interests are (or are expected to be) extinguished without a distribution in exchange therefor (e.g., holders of Section 510(b) Claims and Equity Interests ).

                  The following summary is based on the Tax Code, existing and proposed Treasury regulations promulgated thereunder ("Treasury Regulations"), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the "IRS"), all as in effect on the date hereof. These rules are subject to change, possibly on a retroactive basis, and any such change could significantly affect the U.S. federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary addresses neither state, local, or foreign income or other tax consequences of the Plan, nor the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding a General Unsecured Claim as part of a hedging, integrated constructive sale or straddle, and investors in pass-through entities).

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

B.       CONSEQUENCES TO THE DEBTORS

        1.       TERMINATION OF THE PENSION PLAN.

                  The Plan provides that the Pension Plan will be terminated pursuant to the "standard termination" procedures under Section 4041(b) of ERISA. As a condition to the Effective Date, a standard termination application with respect to the Pension Plan shall have been submitted to the PBGC. The Debtors expect that the assets of the Pension Plan will exceed the benefit liabilities of such plan (i.e., that there will be "surplus pension assets"); however, in the highly unlikely event that such liabilities exceed such assets, the Debtors shall, in the following order, withdraw the proposed amendments, cancel the ancillary benefits, and make a contribution to the Pension Plan in an amount sufficient to complete the standard termination of such plan. Upon termination of the Pension Plan, the Debtors will recover any surplus pension assets. As the Debtors have substantial available net operating loss ("NOL") carryforwards, the Debtors believe that no significant federal income tax liability should be incurred in connection with the recovery of surplus pension assets. However, the recovery of surplus plan assets also is subject to federal excise tax, which might be incurred by the Debtors at a rate as high as 50% and which tax would not be reduced by any NOL carryforwards otherwise available to the Debtors.

        2.      TRANSFER OF ASSETS TO THE LIQUIDATING TRUSTS.

                  As discussed below (see "--B. Consequences to Holders of Certain Claims - 1. Gain or Loss - Generally"), pursuant to the Plan, each of the Debtors will be treated for U.S. federal income tax purposes as transferring the portion of their assets that comprise part of the Liquidating Trust Assets and Claims directly to the holders of Allowed General Unsecured Claims (and in respect of any Disputed General Unsecured Claims, the Disputed Claims Reserve), who will then be treated as transferring such assets to the Liquidating Trust. Accordingly, the transfer of Liquidating Trust Assets and Claims by the Debtors may result in the recognition of income or gain by the Debtors, depending in part on the value of such assets on the Effective Date. Nevertheless, due to anticipated additional losses, the Debtors do not anticipate that a significant tax liability (if any) will be incurred as a result of such transfer.

        3.       CANCELLATION OF DEBT

                  In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets - by the amount of any cancellation of debt ("COD"). Where the debtor joins in the filing of a consolidated federal income tax return, recently issued Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor. Certain statutory or judicial exceptions can apply to limit the amount of COD and attribute reduction (such as where the payment of the cancelled debt would have given rise to a tax deduction). In addition, to the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply forgiven.

                  As a result of the implementation of the Plan, the Debtors will incur significant COD and potential attribute reduction. However, because any reduction in tax attributes does not effectively occur until the first day of the taxable year following the taxable year in which the COD is incurred, the resulting COD will not impair the Debtors' ability to use their tax attributes

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

(to the extent otherwise available) to reduce their tax liability, if any, otherwise resulting from the implementation of the Plan.

C.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

                  Pursuant to the Plan, the holders of Allowed General Unsecured Claims will receive, in satisfaction and discharge of such Claims, the Available Cash and all of the beneficial interests in the Liquidating Trust. With respect to General Unsecured Claims that remain Disputed as of the Effective Date, the portion of the Liquidating Trust Assets and Claims allocable to, or retained on account of, such Claims will be treated pursuant to the Plan as held in a separate taxable trust for federal income tax purposes (as discussed below) pending the resolution of such Claims. Accordingly, holders of Allowed General Unsecured Claims may be treated as receiving additional distributions after the Effective Date in respect of their Claims in the event any Disputed General Unsecured Claims are subsequently disallowed.

        1.       GAIN OR LOSS - GENERALLY

                  As discussed below (see "C3. Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests"), the Liquidating Trust has been structured to qualify as a "grantor trust" for federal income tax purposes. Accordingly, each holder of an Allowed Claim will be treated for federal income tax purposes as directly receiving, and as a direct owner of, its allocable percentage of the Liquidating Trust Assets and Claims.

                  In general, a holder of an Allowed General Unsecured Claim will recognize gain or loss in an amount equal to the difference between (i) the sum of the portion of the Available Cash received and the aggregate fair market value of the holder's undivided interest in the Liquidating Trust Assets and Claims received in respect of its Claim (other than any Claim representing accrued but unpaid interest, and excluding any portion required to be treated as imputed interest, as discussed below), determined without taking into account the portion of the Liquidating Trust Assets allocable to, or retained on account of, General Unsecured Claims that remain Disputed and (ii) such holder's adjusted tax basis in such Claim (other than any Claim representing accrued but unpaid interest). For a discussion of the federal income tax treatment of any Claim for accrued but unpaid interest, see "C2. Distributions in Discharge of Accrued But Unpaid Interest," below.

                  The character of such gain or loss (as long-term or short-term capital, or ordinary) will be determined by a number of factors, including the tax status of the holder, whether the Claim in respect of which any property was received constituted a capital asset in the hands of the holder and how long it had been held, whether such Claim was originally issued at a discount or acquired at a market discount, and whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim.

                  In general, a holder's aggregate tax basis in its interest in a liquidating trust equals the fair market value of such interest when received, and the holding period for such interest generally begins the day following the receipt of such interest. However, even after the Effective Date and establishment of the Liquidating Trust, it is expected that Agway will remain in existence, retaining certain assets (which it will seek to liquidate) until the Pension Plan has been terminated (which is contemplated to be in late 2004).
During the period up to and including such termination, Agway is expected to make further contributions to the Liquidating Trust. Accordingly, it is likely that a holder's aggregate basis in its interest in the Liquidating Trust Assets and Claims will include the fair market value of those distributions when received and that any loss realized by a holder in satisfaction of an Allowed General Unsecured Claim will be deferred until the last such distribution is received by the Liquidating Trust from Agway.

                  Pursuant to the Plan, the Liquidating Trustee will make a good faith valuation of the Liquidating Trust Assets and Claims, and all parties (including the holders of Allowed General Unsecured Claims) must consistently use such valuation for all federal income tax purposes. The valuation will be made available as necessary for tax reporting purposes (on an asset or aggregate basis, as relevant).

                  As and when any Disputed General Unsecured Claims become disallowed, holders of previously Allowed Claims will become entitled to an increased share of the Liquidating Trust Assets and Claims. For federal income tax purposes, the "receipt" of such increased share (other than amounts attributable to earnings previously taxed to the Disputed Claims Reserve) may be treated as additional consideration in satisfaction of such holder's Allowed Claim, in an amount equal to the fair market value of such increased share at such time (with the potential for the recognition of gain at such time). Because such amounts may be deemed received for federal income tax purposes after the Effective Date, the imputed interest provisions of the Tax Code may apply to treat a portion of such amounts as imputed interest. In addition, it is also possible that (i) any loss realized by a holder in satisfaction of an Allowed General Unsecured Claim may be deferred until all Disputed Claims are resolved and the holder's beneficial interest in the Liquidating Trust can no longer increase, and/or (ii) that of any gain realized may be recognized under the "installment method" of reporting. Holders are urged to consult their tax advisors regarding the possible applicability of, and the ability to elect out of, the installment method.

                  Any amount a holder receives following the Effective Date as a distribution in respect of its interest in a Liquidating Trust (other than as discussed in the preceding paragraph as relates to the disallowance of Disputed Claims) should not be included for federal income tax purposes in the holder's amount realized in respect of its Allowed Claim but should be separately treated as a distribution received in respect of such holder's interest in the Liquidating Trust. See "C3. Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests," below.

        2.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED BUT UNPAID INTEREST

                  Pursuant to the Plan, distributions to any holder of an Allowed General Unsecured Claim will be allocated first to the original principal amount of such Claim as determined for federal income tax purposes, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim (including, without limitation, any portion of the Claim representing accrued original issue discount ("OID") or accrued but unpaid interest). However, there is no assurance that the IRS will respect such allocation for federal income tax purposes.

                  In general, to the extent that an amount received by a holder of debt is received in satisfaction of accrued interest or OID during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest previously included in its gross income is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

        3. TAX TREATMENT OF THE LIQUIDATING TRUST AND HOLDERS OF BENEFICIAL INTERESTS

                  Upon the Effective Date, the Liquidating Trust shall be established for the benefit of holders of Allowed General Unsecured Claims, whether Allowed on or after the Effective Date.

                a.   Classification  of the  Liquidating  Trust. The Liquidating
                     ------------------------------------------
Trust is intended to qualify as a liquidating trust for federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a "grantor" trust (i.e., a pass-through entity).

                  However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties
(including the Debtors, the Liquidating Trustee, and holders of General Unsecured Claims) are required to treat, for federal income tax purposes, the Liquidating Trust as a grantor trust of which the holders are the owners and grantors. The following discussion assumes that the Liquidating Trust will be so respected for federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Liquidating Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. Were the IRS successfully to challenge such classification, the federal income tax consequences to the Liquidating Trust, the holders of General Unsecured Claims, and the Debtors could vary from those discussed herein (including the potential for an entity level tax on any income of the Liquidating Trust).

                b.   General Tax Reporting by the Trust and  Beneficiaries.  For
                     -----------------------------------------------------
all federal income tax purposes, all parties (including the Debtors, the Liquidating Trustee, and the holders of General Unsecured Claims) must treat the transfer of assets to the Liquidating Trust, and any amounts subsequently transferred to the Liquidating Trust (but only at such time as actually transferred to the Liquidating Trust, in accordance with the terms of the Plan), as a transfer of such assets directly to the holders, followed by the transfer of such assets by the holders to the appropriate Liquidating Trust. Consistent therewith, all parties must treat the Liquidating Trust as a grantor trust of which such holders are the owners and grantors. Thus, such holders (and any subsequent holders of interests in the Liquidating Trust) will be treated as the direct owners of an undivided interest in the assets of the Liquidating Trust for all federal income tax purposes. Pursuant to the Plan, the Liquidating Trustee will determine the fair market value of the Liquidating Trust Assets and Claims as of the Effective Date, and all parties, including the holders, must consistently use such valuation for all federal income tax purposes where the valuation is relevant in determining gain, loss, or tax basis. The valuation will be made available as necessary for tax reporting purposes (on an asset or aggregate basis, as relevant).

                  Accordingly, except as discussed below (in connection with pending Disputed Claims), each holder will be required to report on its federal income tax return its allocable share of any income, gain, loss, deduction, or credit recognized or incurred by the Liquidating Trust, in accordance with its relative beneficial interest. The character of items of income, deduction, and credit to any holder and the ability of such holder to benefit from any deductions or losses may depend on the particular situation of such holder.

                  The federal income tax reporting obligations of a holder are not dependent upon the Liquidating Trust distributing any cash or other proceeds. Therefore, a holder may incur a federal income tax liability with respect to its allocable share of the income of the Liquidating Trust even if the Liquidating Trust has not made a concurrent distribution to the holder. In general, other than in respect of cash originally retained on account of Disputed Claims and distributions resulting from unclaimed distributions, a distribution of cash by the Liquidating Trust to the holders will not be taxable to the holder as such holder is regarded for federal income tax purposes as already owning the underlying assets or realizing the income.

                  The Liquidating Trustee will file with the IRS returns for the Liquidating Trust as a grantor trusts pursuant to Treasury Regulation section 1.671-4(a). The Liquidating Trustee will also send to each record holder a separate statement setting forth the information necessary for such holder to determine its share of items of income, gain, loss, deduction, or credit and will instruct the holder to report such items on its federal income tax return or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns. Such items generally would be reported on the holders state and/or local tax returns in a similar manner. The Liquidating Trustee will also file, or cause to be filed, all appropriate tax returns with respect to any Liquidating Trust Assets and Claims allocable to Disputed Claims, as discussed below.

              c.   Tax  Reporting  for  the  Disputed  Claims   Reserve.  Absent
                   ----------------------------------------------------
definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall:

             (1) treat all Liquidating Trust Assets and Claims allocable to, or retained on account of, Disputed Claims, as held in a discrete trust (termed, the Disputed Claims Reserve) for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq. of the Tax Code);

             (2) treat as taxable income or loss of the Disputed Claims Reserve with respect to any given taxable year the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of such Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such claims are unresolved);

             (3) treat as a distribution from the Disputed Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any Disputed Claim resolved earlier in the taxable year, to the extent such distribution relates to taxable income or loss of the Disputed Claims Reserve determined in accordance with the provisions of the Plan; and

             (4) to the extent permitted by applicable law, report consistently for state and local income tax purposes.

In addition, pursuant to the Plan, all holders of Claims are required to report consistently with such treatment.

                  Accordingly, subject to issuance of definitive guidance, the Liquidating Trustee will report on the basis that any amounts earned by the Disputed Claims Reserve and any taxable income of the Liquidating Trust allocable to it are subject to a separate entity level tax, except to the extent such earnings are distributed during the same taxable year. Any amounts earned by or attributable to the Disputed Claims Reserve and distributed to a holder during the same taxable year will be includible in such holder's gross income.

        4.       INFORMATION REPORTING AND WITHHOLDING

                  All  distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding and that the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.

                  Recently  effective  Treasury  Regulations  generally  require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1, 2003, including, among other types of transactions, the following: (1) transactions offered under "conditions of confidentiality" that restrict disclosure of the tax treatment or tax structure of the transaction; (2) transactions in which the taxpayer is provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer's claiming a loss in excess of specified thresholds; and (4) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

         THE FOREGOING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                      XIV.

                                   CONCLUSION

                  The Debtors [and the Committee] believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors [and the Committee] urge holders of impaired Claims entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than _:00 _.M., Eastern Time, on [DATE].

Dated:   January 16, 2004

                             Respectfully submitted,


                          By:  /s/  MICHAEL R. HOPSICKER
                              ---------------------------
                              Name:   Michael R. Hopsicker
                              Title:  President and Chief Executive
                                      Officer of Agway, Inc.